Exhibit 2.1
CONTRIBUTION AGREEMENT
BY AND AMONG
UNITED DOMINION REALTY, L.P.,
UDR, INC.,

HOME PROPERTIES, L.P.
AND
LSREF4 LIGHTHOUSE ACQUISITIONS, LLC

DATED AS OF JUNE 22, 2015

ARTICLE I	CONTRIBUTION, PURCHASE AND SALE, AND EXCHANGE.....5

Section 1.01	Lighthouse Contribution, Sale and Exchange............................5

Section 1.02	Lighthouse Acquisition Consideration.......................................6

Section 1.03	1031 Exchanges.......................................................................10

Section 1.04	Value of DownREIT Partnership Units....................................12

Section 1.05	UDR Contribution....................................................................12

Section 1.06	Tax Protection Agreement and Registration Rights Agreement................................................................................14

Section 1.07	Restrictive Legends..................................................................14

Section 1.08	Contributor Settlement Costs...................................................16

ARTICLE II	DATA SITE INFORMATION, INSPECTION RIGHTS, SERVICE CONTRACTS, LOAN ASSUMPTION..............................................16

Section 2.01	Diligence Documents...............................................................16

Section 2.02	Property Inspection..................................................................16

Section 2.03	Service Contracts.....................................................................17

Section 2.04	Mortgage Loan Assumption.....................................................17

ARTICLE III	TITLE..................................................................................................18

Section 3.01	Title to the Property..................................................................18

Section 3.02	No Title Policy Condition........................................................21

Section 3.03	Title to UDR Contribution Properties......................................21

ARTICLE IV	REPRESENTATIONS AND WARRANTIES.....................................22

Section 4.01	Representations and Warranties of Contributor.......................22

Section 4.02	Representations and Warranties of Public REIT and Public OP.............................................................................................33

ARTICLE V	CONDITIONS TO CLOSING.............................................................41

Section 5.01	Conditions Precedent of the Public Parties..............................41

Section 5.02	Conditions Precedent of Contributor.......................................44

Section 5.03	Compliance with the Montgomery County Tenant Displacement Ordinances........................................................46

ARTICLE VI	CLOSING............................................................................................47

Section 6.01	Closing.....................................................................................47

Section 6.02	Prorations.................................................................................48

Section 6.03	Contributor’s Deliveries...........................................................51

i

Section 6.04	DownREIT Partnership’s Deliveries upon the Contribution Settlement................................................................................52

Section 6.05	Public Parties’ Deliveries upon the Contribution Settlement..52

Section 6.06	Public Parties’ Deliveries upon the Sale/Exchange Settlement................................................................................53

Section 6.07	Reporting Person.....................................................................53

ARTICLE VII	PRE AND POST CLOSING COVENANTS......................................53

Section 7.01	Pre-Closing Covenants of Contributor.....................................53

Section 7.02	Additional Deliveries of Contributor.......................................57

Section 7.03	Post-Closing Covenants of Contributor...................................58

Section 7.04	Additional Deliveries of Public OP..........................................59

Section 7.05	Series F Subscription Rights....................................................59

ARTICLE VIII	RISK OF LOSS; CONDEMNATION; TERMINATION....................60

Section 8.01	Risk of Loss; Condemnation and Casualty..............................60

Section 8.02	Termination..............................................................................60

Section 8.03	Effect of Termination...............................................................60

ARTICLE IX	INDEMNITIES....................................................................................61

Section 9.01	Contributor Indemnities...........................................................61

Section 9.02	Public Parties Indemnities........................................................61

Section 9.03	Lone Star Parent Indemnities...................................................61

Section 9.04	Brokerage Commission............................................................62

ARTICLE X	EMPLOYEES......................................................................................63

Section 10.01	Property Employees.................................................................63

ARTICLE XI	MISCELLANEOUS............................................................................64

Section 11.01	Non-Survival of Representations and Warranties....................64

Section 11.02	Specific Performance...............................................................64

Section 11.03	Notices.....................................................................................64

Section 11.04	Assignment..............................................................................66

Section 11.05	Amendment..............................................................................66

Section 11.06	Governing Law.........................................................................66

Section 11.07	Entire Agreement.....................................................................67

Section 11.08	Legal Fees................................................................................67

Section 11.09	Time is of the Essence.............................................................67

Section 11.10	Severability..............................................................................67

Section 11.11	Incorporation by Reference......................................................67

Section 11.12	Days.........................................................................................67

Section 11.13	Counterparts.............................................................................68

Section 11.14	Jury Trial Waiver......................................................................68

Section 11.15	Interpretation............................................................................68

Section 11.16	Rules of Construction..............................................................68

Section 11.17	Descriptive Headings...............................................................68

Section 11.18	Schedules and Exhibits; Construction of Certain Provisions..68

Section 11.19	Third Party Beneficiary............................................................69

Section 11.20	Tax Treatment..........................................................................69

Section 11.21	Declaration...............................................................................69

EXHIBITS
Exhibit A-1:    Legal Description – 1200 East West Project
Exhibit A-2:    Legal Description – Courts at Huntington Project
Exhibit A-3:    Legal Description – Eleven55 Ripley Project
Exhibit A-4:    Legal Description – Arbor Park Project
Exhibit A-5:    Legal Description – Courts at Dulles Project
Exhibit A-6:    Legal Description – Newport Village Project
Exhibit A-7:    Legal Description – Seminary Hills
Exhibit A-8:    Legal Description – Seminary Towers
Exhibit A-9:    Legal Description – Park Shirlington
Exhibit B:    Allocation of Lighthouse Acquisition Consideration
Exhibit C-1:    Arbor Park Mortgage Loan Documents
Exhibit C-2:    Seminary Tower Mortgage Loan Documents
Exhibit D:    Form of Tax Protection Agreement
Exhibit E:    Form of Registration Rights Agreement
Exhibit F:    Form of Subscription Agreement
Exhibit G:    Form of Investor Questionnaire

Exhibit H:	Form of Voting Agreement

Exhibit I:	Insurance Policies Maintained by Contributor with respect to the Lighthouse Acquisition Properties
Exhibit J:    Form of Agreement of Limited Partnership for DownREIT Partnership
Exhibit K:    Reserved
Exhibit L:    Form of Bill of Sale
Exhibit M:    Form of LLC Assignment

SCHEDULES
Schedule 1.02(a)(iii):        Preformation Capital Expenditures
Schedule 1.03:            Exchange Properties
Schedule 1.05(a):            UDR Contribution Properties
Schedule 4.01(c):        List of Unitholders
Schedule 4.01(e):        Conflicts with other Agreements/Consents Required
Schedule 4.01(f)(ii):        Deed Restrictions, etc.
Schedule 4.01(f)(iv):        Permits
Schedule 4.01(f)(vi):        Options, Rights of First Offer, etc.
Schedule 4.01(f)(vii):        Management Agreements
Schedule 4.01(f)(viii):        Agreements regarding rental assistance
Schedule 4.01(g)(i):        Franchises, Licenses, Violations of Law, etc.
Schedule 4.01(g)(ii):        Defaults under Laws, Permits
Schedule 4.01(h):        Litigation
Schedule 4.01(i)(v):        Taxes (Tax Appeal)
Schedule 4.01(k):        Environmental Matters

Schedule 4.01(w):	Matters relating to Virginia Property Owners

Schedule 5.03:	Alternative Provisions (Montgomery County Rights of First Refusal)
Schedule 7.01(a)(vii)(x)(B):    Indebtedness of Virginia Property Owners
Schedule 7.01(a)(vii)(y):    Capital Expenditures

Schedule 7.01(c)(ii):        Material Contracts
Schedule 7.01(c)(iv):        Other Contracts
Schedule 7.01(d):        Sales of Lighthouse Properties

v

CONTRIBUTION AGREEMENT
This Contribution Agreement (this “Agreement”) is made and entered into as of June 22, 2015 (the “Effective Date”) by and among United Dominion Realty, L.P., a Delaware limited partnership (“Public OP”), UDR, Inc., a Maryland corporation (“Public REIT” and together with Public OP, the “Public Parties”), Home Properties, L.P. , a New York limited partnership (“Contributor”), and LSREF4 Lighthouse Acquisitions, LLC, a Delaware limited liability company (“Lone Star Parent”). Public OP, Public REIT, Contributor and Lone Star Parent are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”
WHEREAS, Public REIT, Contributor, Lone Star Parent, LSREF4 Lighthouse Corporate Acquisitions, LLC, LSREF4 Lighthouse Operating Acquisitions, LLC, and Home Properties, Inc. (“Lighthouse Parent” and, together with Contributor, the “Lighthouse Parties”) are parties to that certain Agreement and Plan of Merger, dated as of the Effective Date (the final executed version of which, as the same may be amended, is herein referred to as the “Merger Agreement”);
WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement;
WHEREAS, the Merger Agreement relates to proposed merger transactions (the “Mergers”) involving the Lighthouse Parties;
WHEREAS, Public REIT, as the general and a limited partner, and Public OP, as a limited partner, have formed or will form a Delaware limited partnership anticipated to be named “UDR Lighthouse DownREIT L.P.” (“DownREIT Partnership”);
WHEREAS, Contributor, through one or more wholly owned limited liability company subsidiaries, owns the following apartment projects:

(a)
That certain apartment project commonly known as 1200 East West, located in Silver Spring, Maryland, the legal description of which is attached hereto as Exhibit A-1 (the “1200 East West Project”) consisting of a 247 unit multifamily residential complex. The wholly owned limited liability company subsidiary of Contributor that owns the 1200 East West Project is Home Properties 1200 East West, LLC, a Maryland limited liability company (the “1200 East West Property Owner”);

(b)
That certain apartment project commonly known as the Courts at Huntington, located in Alexandria, Virginia, the legal description of which is attached hereto as Exhibit A-2 (the “Courts at Huntington Project”) consisting of a 421 unit multifamily residential complex. The wholly owned limited liability company subsidiary of Contributor that owns the Courts at Huntington Project is Home Properties Huntington Metro, LLC, a Virginia limited liability company (the “Huntington Property Owner”);

(c)
That certain apartment project commonly known as Eleven55 Ripley, located in Silver Spring, Maryland, the legal description of which is attached hereto as Exhibit A-3 (the “Eleven55 Ripley Project”) consisting of a 379 unit multifamily residential complex. The wholly owned limited liability company subsidiary of Contributor that owns the Eleven55 Ripley Project is Home Properties Ripley Street LLC, a Maryland limited liability company (the “Eleven55 Ripley Property Owner”);

(d)
That certain apartment project commonly known as Arbor Park of Alexandria, located in Alexandria, Virginia, the legal description of which is attached hereto as Exhibit A-4 (the “Arbor Park Project”) consisting of an 851 unit multifamily residential complex. The wholly owned limited liability company subsidiary of Contributor that owns the Arbor Park Project is Home Properties Orleans Village, LLC, a New York limited liability company (the “Arbor Park Property Owner”);

(e)
That certain apartment project commonly known as The Courts at Dulles, located in Herndon, Virginia, the legal description of which is attached hereto as Exhibit A-5 (the “Courts at Dulles Project”) consisting of a 411 unit multifamily residential complex. The wholly owned limited liability company subsidiary of Contributor that owns the Courts at Dulles Project is Home Properties Dulles, LLC a Virginia limited liability company (the “Dulles Property Owner”); and

(f)
That certain apartment project commonly known as Newport Village, located in Alexandria, Virginia, the legal description of which is attached hereto as Exhibit A-6 (the “Newport Village Project”) consisting of a 937 unit multifamily residential complex. The wholly owned limited liability company subsidiary of Contributor that owns the Newport Village Project is Home Properties Newport Village, LLC, a Virginia limited liability company (the “Newport Village Property Owner”).

Subject to Section 5.03, the foregoing projects, subject to adjustments as provided for in Section 1.02 hereof, are referred to herein collectively as the “Lighthouse Acquisition Properties” and each individually as a “Lighthouse Acquisition Property.” The 1200 East West Project and the Eleven55 Ripley Project are sometimes collectively referred to herein as the “Maryland Acquisition Properties” and each individually as a “Maryland Acquisition Property.” Subject to Section 5.03, the Courts at Huntington Property Owner, Arbor Park Property Owner, Dulles Property Owner and Newport Village Property Owner are sometimes collectively referred to herein as the “Virginia Property Owners” and each individually as a “Virginia Property Owner.” The 1200 East West Property Owner, the Eleven55 Ripley Property Owner and the Virginia Property Owners are sometimes collectively referred to herein as the “Property Owners” and each individually as a “Property Owner.” All right, title and interest of Contributor in and to each Virginia Property Owner, including, without limitation, all membership and management interests and other rights and interests arising under the limited liability company agreement for such Virginia Property Owner (as a full substitute member and manager) and otherwise relating to such Virginia Property Owner, including, without limitation, (a) all of Contributor’s interests in such Virginia Property Owner; (b) all other payments, if any, due or to become due on or after the Portfolio Contribution Effective Time, under or arising out of the limited liability company agreement for such Virginia Property

Owner or otherwise; and (c) all interests and rights (including, without limitation, any rights against third parties) arising from Contributor’s interest in such Virginia Property Owner are collectively referred to herein as the “Limited Liability Company Interests” with respect to such Virginia Property Owner. The Limited Liability Company Interests with respect to all of the Virginia Property Owners are collectively referred to herein as the “Virginia Limited Liability Company Interests.”
WHEREAS, the following interests, rights, and assets relate to each of the Lighthouse Acquisition Properties (all of which shall be deemed for purposes of this Agreement to be included within the meanings of the terms “Lighthouse Acquisition Properties,” “Lighthouse Acquisition Property,” “Lighthouse Contribution Properties,” “Lighthouse Contribution Property,” “Exchange Properties,” “Exchange Property,” “Sale Properties” and “Sale Property” in each case as herein defined):
(i)    The applicable parcel or parcels of land, as more fully described in Exhibit A-1, A-2, A-3, A-4, A-5 or A-6, as applicable (and, if applicable pursuant to Section 5.03, Exhibit A-7, A-8 or A-9), together with all right, title and interest of Contributor or the applicable Property Owner in all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to the land and any development rights or water or mineral rights owned by, or leased to, Contributor or the applicable Property Owner (with respect to the applicable Lighthouse Acquisition Property, the “Land”);
(ii)    all improvements located on the land, and all other structures and systems thereon or related thereto (with respect to the applicable Lighthouse Acquisition Property, collectively, the “Improvements”);
(iii)    all personal property owned by Contributor or the applicable Property Owner located on and used in connection with the use, operation and maintenance of, the Lighthouse Acquisition Properties (with respect to the applicable Lighthouse Acquisition Property, collectively, the “Personal Property”) and all apparatus, equipment, computer equipment, software and appliances used in connection with the operation or occupancy of the applicable Land or the applicable Improvements such as heating and air conditioning systems and facilities and equipment used to provide any utility, ventilation, garbage disposal, snow removal, landscaping or other services on the applicable Land or Improvements, and all lease records and files, maintenance records and files and other documents related to the operation and maintenance of the apartment project thereon, wherever the same may be located;
(iv)    all trademarks, trade names, permits, approvals, and entitlements and other intangible property exclusively related to the applicable Lighthouse Acquisition Property, including, without limitation, all right, title and interest of Contributor or the applicable Property Owner in and to all names, domain names and websites exclusively related to the applicable Lighthouse Acquisition Property (provided that, for the avoidance of doubt, such names, domain names and websites shall not include “Home Properties,” “www.homeproperties.com” or any similar or related names), any and all warranties and guaranties primarily relating to the applicable Lighthouse Acquisition Property, including, without limitation, all warranties or guaranties of the general contractor and all rights to use all telephone numbers used by Contributor or the applicable Property Owner in connection with the applicable Lighthouse Acquisition Properties (collectively, the “Intangible Property”); and
(v)    All right, title and interest of Contributor or the applicable Property Owner in all leases and other agreements with respect to the occupancy of the applicable Improvements that are in effect on the Effective Date or that are entered into prior to the Contribution Settlement (as defined below) pursuant to the terms of this Agreement (with respect to the applicable Lighthouse Acquisition Property, collectively, the “Leases”), all security or other deposits owing to tenants under the Leases together with interest thereon, and all right, title and interest of Contributor or the applicable Property Owner in any contract or agreement for services provided in connection with the use, operation or ownership of the Lighthouse Acquisition Properties and that relate exclusively to the Lighthouse Acquisition Properties (with respect to the applicable Lighthouse Acquisition Property, the “Service Contracts,” provided that Service Contracts shall not include (A) any contract or agreement relating to services provided in connection with the use, operation or ownership of a Lighthouse Acquisition Property to the extent such contract also relates to services provided in connection with the use, operation or ownership of any other property owned directly or indirectly by the Contributor that is not a Lighthouse Acquisition Property or (B) any property management agreement).
WHEREAS, in connection with the Mergers, Contributor desires to enter into this Agreement in order to set forth the terms and conditions pursuant to which Contributor agrees to contribute or cause the contribution (the “Lighthouse Contribution”) to DownREIT Partnership of (or, as provided for herein, otherwise sell or transfer to Public REIT or Public OP or their designees) some or all of the Maryland Acquisition Properties and the Virginia Limited Liability Company Interests, and the Public Parties desire to enter into this Agreement in order to set forth the terms and conditions pursuant to which the Public Parties agree to cause DownREIT Partnership to acquire some or all of the Maryland Acquisition Properties and the Virginia Limited Liability Company Interests in connection with the Lighthouse Contribution, all as provided for herein; and
WHEREAS, also in connection with the Lighthouse Contribution, the Public Parties desire to enter into this Agreement in order to set forth the terms and conditions pursuant to which the Public Parties agree to contribute or cause the contribution to DownREIT Partnership of certain properties and other assets, and the incurrence or assumption by DownREIT Partnership or its subsidiaries of certain liabilities secured or to be secured by such properties or by the Lighthouse Conveyance Properties, as hereinafter defined (collectively, the “UDR Contribution”), all on the terms and conditions provided for herein; and
WHEREAS, immediately following completion of the Lighthouse Contribution and the UDR Contribution (collectively, the “Aggregate Contribution”), Contributor wishes to offer to eligible partners of Contributor that are “accredited investors” within the meaning of Rule 501(a)

of Regulation D under the Securities Act of 1933, as amended (the “Securities Act,” and such eligible partners, the “Lighthouse Limited Partners”), the right to tender their limited partnership interests in Contributor (such interests, the “Lighthouse Units”) for redemption (the “Redemption”) in exchange for (i) common units of limited partnership interest in DownREIT Partnership (“DownREIT Partnership Units”), (ii) the cash amount of $1.40 for each DownREIT Partnership Unit received in connection with the Redemption, and (iii) the right to subscribe for and receive such number of shares of the Series F Preferred (as hereinafter defined) equal to the number of DownREIT Partnership Units received in connection with the Redemption, all subject to and in accordance with the terms hereof and of the Merger Agreement, with the eligible partners of the Contributor that elect to have their Lighthouse Units redeemed for DownREIT Partnership Units in connection with the Redemption referred to as the “Redeeming Partnership Unitholders.”
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

CONTRIBUTION, PURCHASE AND SALE, AND EXCHANGE
Section 1.01    Lighthouse Contribution, Sale and Exchange.
(b)    Subject to the terms and conditions set forth in this Agreement, Contributor agrees to contribute and convey to DownREIT Partnership (or cause to be contributed and conveyed to DownREIT Partnership), and Public Parties agree to cause DownREIT Partnership to accept from Contributor at the Contribution Settlement (as hereinafter defined), all right, title and interest of Contributor or the applicable Property Owner in and to the Lighthouse Contribution Properties (as hereinafter defined).
(c)    Subject to the terms and conditions set forth in this Agreement, Contributor agrees to sell, transfer and convey to Public REIT, Public OP or their designee (or cause to be sold, transferred or conveyed to Public REIT, Public OP or their designee), and Public Parties agree to purchase and acquire (or cause their designee to acquire) from Contributor upon the Sale/Exchange Settlement (as hereinafter defined), all right, title and interest of Contributor or the applicable Property Owner in and to the Exchange Properties (as hereinafter defined), subject to the terms of Section 1.03 below.
(d)    Subject to the terms and conditions set forth in this Agreement, Contributor agrees to sell, transfer and convey to Public REIT, Public OP or their designee (or cause to be sold, transferred or conveyed to Public REIT, Public OP or their designee), and Public Parties agree to purchase and acquire (or cause their designee to acquire) from Contributor upon the Sale/Exchange Settlement, all right, title and interest of Contributor or the applicable Property Owner in and to the Sale Properties (as hereinafter defined).
Section 1.02    Lighthouse Acquisition Consideration.
(a)    Subject to the adjustments set forth in this Section 1.02 below and in Section 5.03, the aggregate agreed-upon value of all six of the Lighthouse Acquisition Properties and Virginia Limited Liability Company Interests to be transferred hereunder shall be $908,128,484 less an amount of $1.40 for every DownREIT Partnership Unit issued pursuant to this Agreement less than 21,520,345 DownREIT Partnership Units (the “Lighthouse Acquisition Consideration”). The Lighthouse Acquisition Consideration shall be adjusted to reflect prorations and other adjustments made pursuant to this Agreement, and shall be reduced to the extent Lighthouse Acquisition Properties are excluded as provided in this Section 1.02. The Public Parties shall cause the DownREIT Partnership to pay the Lighthouse Acquisition Consideration to Contributor as follows:
(i)    In connection with the contribution or other conveyance of the Limited Liability Company Interests related to the Arbor Park Project, DownREIT Partnership shall acquire such interests subject to the existing indebtedness in the approximate principal amount of $89,600,000.00 (the “Arbor Park Mortgage Loan”) evidenced by that certain Consolidated, Amended and Restated Promissory Note dated October 29, 2010, in the original principal amount of $97,664,000, made by the Arbor Park Property Owner and held by Fannie Mae (the “Arbor Park Lender”) which is secured by that certain Consolidated, Amended and Restated Multi-Family Deed of Trust, Assignment of Rents and Security Agreement (Virginia) made by the Arbor Park Property Owner for the benefit of the Arbor Park Lender and recorded in the real property records of Fairfax County, Virginia in Book 21340, Page 1633 (the “Arbor Park Mortgage”), together with all other documents or instruments evidencing or securing the Arbor Park Mortgage Loan, that are more particularly described on Exhibit C-1 (the “Arbor Park Mortgage Loan Documents”). The DownREIT Partnership shall receive a credit against the Lighthouse Acquisition Consideration allocable to the Arbor Park Project in an amount equal to the outstanding principal balance of the Arbor Park Mortgage Loan plus all accrued but unpaid interest thereon as of the Contribution Settlement (the “Arbor Park Mortgage Credit Amount”). Any loan assumption fees, any prepayment premiums, yield maintenance premiums, exit fees or similar amounts, and any costs and expenses which the Arbor Park Lender is entitled to charge in connection with its consideration of the assumption of the Arbor Park Mortgage Loan shall be the sole responsibility of Contributor. In addition, the DownREIT Partnership shall be charged with, and the Contributor shall be credited for, the amount of the sums being held in escrow by the Arbor Park Lender (as confirmed by the Arbor Park Lender) and being assigned and transferred to or otherwise acquired by DownREIT Partnership;
(ii)    DownREIT Partnership shall issue a number of DownREIT Partnership Units based on an exchange ratio of $75.23/$35.00 (2.15 DownREIT

Partnership Units) (as such ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to shares of common stock of Public REIT consistently with the adjustments required to be made to the DownREIT Partnership Units pursuant to the terms of the DownREIT Partnership Agreement occurring or having a record date on or after the date hereof and prior to the Contribution Settlement) the “Exchange Ratio”) for every Lighthouse Unit that Redeeming Partnership Unitholders have validly elected to have redeemed pursuant to the Redemption, and with each DownREIT Partnership Unit deemed to have the Per-Unit Value set forth in Section 1.04. Each Lighthouse Acquisition Property (or, if applicable, the Limited Liability Company Interests related thereto) that is acquired by DownREIT Partnership in consideration, in whole or in part, of the issuance of DownREIT Partnership Units shall be referred to herein as a “Lighthouse Contribution Property” and collectively as the “Lighthouse Contribution Properties.” Upon receipt of the DownREIT Partnership Units, Contributor shall become a limited partner of DownREIT Partnership and shall execute a joinder or amendment, in a form acceptable to the Public Parties, to the Agreement of Limited Partnership for the DownREIT Partnership (as amended from time to time, the “Partnership Agreement”). The DownREIT Partnership Units that are issued to Contributor pursuant to this Section 1.02(a)(ii) are sometimes referred to herein as the “Lighthouse DownREIT Partnership Units”;
(iii)    DownREIT Partnership shall pay Contributor an additional portion of the Lighthouse Acquisition Consideration, in the aggregate amount equal to the lesser of (A) $1.40 for each Lighthouse DownREIT Partnership Unit that is issued pursuant to Section 1.02(a)(ii) and (B) the sum, for each of the Lighthouse Contribution Properties, of the amounts set forth on Schedule 1.02(a)(iii) representing the preformation capital expenditures that have been made with respect to such Lighthouse Contribution Properties during the two-year period ending on the Contribution Settlement, in cash. The cash amount that is to be paid pursuant to this Section 1.02(a)(iii) shall be adjusted on account of prorations or other adjustments pursuant to Article VI; and
(iv)    DownREIT Partnership shall issue to Contributor an additional number of DownREIT Partnership Units (with each DownREIT Partnership Unit deemed to have the Per-Unit Value set forth in Section 1.04) equal in value to (A) the Lighthouse Acquisition Consideration less (B) the sum of (x) the Arbor Park Mortgage Credit Amount , plus (y) the aggregate deemed value of the Lighthouse DownREIT Partnership Units plus (z) the amount of cash paid to Contributor pursuant to Section 1.02(a)(iii). The DownREIT Partnership Units that are issued to Contributor pursuant to this Section 1.02(a)(iv) are sometimes referred to herein as the “Additional Units.”
Prior to or concurrently with the Lighthouse Contribution, Public Parties agree to contribute or cause the contribution to DownREIT Partnership of certain properties and other assets,

and the incurrence or assumption by DownREIT Partnership or its subsidiaries of certain liabilities secured or to be secured by such properties or by the Lighthouse Conveyance Properties in connection with the UDR Contribution, as more fully set forth in Section 1.05.
Immediately following completion of the Aggregate Contribution, Contributor shall distribute to each Redeeming Partnership Unitholder (i) a number of DownREIT Partnership Units equal to the Exchange Ratio multiplied by the number of Lighthouse Units to be redeemed by such Redeeming Partnership Unitholder plus, (ii) for each Lighthouse DownREIT Partnership Unit distributed to a Redeeming Partnership Unitholder, the cash amount of $1.40, and the right to subscribe for and purchase such number of shares of the Series F Preferred equal to the number of Lighthouse DownREIT Partnership Units received in connection with the Redemption, all subject to and in accordance with the terms hereof and of the Merger Agreement.
(b)    Subject to the adjustments set forth in Section 5.03, in the event that, pursuant to Section 2.02 of the Merger Agreement, Outside Unitholders collectively make Redemption Elections to exchange Lighthouse Units for at least 16,514,287 DownREIT Partnership Units, all of the Lighthouse Acquisition Properties (and, where applicable, the related Limited Liability Company Interests) shall be included in the Lighthouse Contribution, and the Lighthouse Acquisition Consideration shall be equal to the maximum Lighthouse Acquisition Consideration as stated in the first paragraph of this Section 1.02; provided, however, that in the event that Outside Unitholders collectively make Redemption Elections to exchange Lighthouse Units for less than 19,285,715 DownREIT Partnership Units but at least 16,514,287 DownREIT Partnership Units, Public REIT, Public OP or their designee shall acquire the Courts at Dulles Project through an exchange (an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), in accordance with the terms set forth in Section 1.03(b), at the Sale/Exchange Settlement, and in such case, the Courts at Dulles Project (or the Limited Liability Company Interests related thereto) shall be considered an “Exchange Property” hereunder. All other Lighthouse Acquisition Properties (or, where applicable, the related Limited Liability Company Interests) shall be considered a “Lighthouse Contribution Property” hereunder.
(c)    [Reserved]
(d)    Subject to the adjustments set forth in Section 5.03, in the event that, pursuant to Section 2.02 of the Merger Agreement, Outside Unitholders collectively make Redemption Elections to exchange Lighthouse Units for less than 16,514,287 DownREIT Partnership Units but at least 12,457,144 DownREIT Partnership Units, then, subject to the terms in Section 1.03(a), the Courts at Dulles Project and the Arbor Park Project (and, where applicable, the related Limited Liability Company Interests) shall not be included in the Lighthouse Contribution and shall not be Lighthouse Contribution Properties for purposes of this Agreement, and in such case the Lighthouse Acquisition Consideration shall be $601,120,000 less an amount of $1.40 for every Lighthouse DownREIT Partnership Unit issued pursuant to this Agreement less than 16,514,286 Lighthouse DownREIT Partnership Units (subject to prorations or other adjustments pursuant to Article VI).

(e)    Subject to the adjustments set forth in Section 5.03, in the event that, pursuant to Section 2.02 of the Merger Agreement, Outside Unitholders collectively make Redemption Elections to exchange Lighthouse Units for less than 12,457,144 DownREIT Partnership Units but at least 5,742,858 DownREIT Partnership Units, then, subject to the terms in Section 1.03(a), the Courts at Dulles Project, the Arbor Park Project and the Courts at Huntington Project (and, where applicable, the related Limited Liability Company Interests) shall not be included in the Lighthouse Contribution and shall not be Lighthouse Contribution Properties for purposes of this Agreement, and in such case the Lighthouse Acquisition Consideration shall be $453,440,000 less an amount of $1.40 for every Lighthouse DownREIT Partnership Unit issued pursuant to this Agreement less than 12,457,143 Lighthouse DownREIT Partnership Units (subject to prorations or other adjustments pursuant to Article VI).
(f)    Subject to the adjustments set forth in Section 5.03, in the event that, pursuant to Section 2.02 of the Merger Agreement, Outside Unitholders collectively make Redemption Elections to exchange Lighthouse Units for less than 5,742,858 DownREIT Partnership Units but at least 3,485,715 DownREIT Partnership Units, then, subject to the terms in Section 1.03(a), the Courts at Dulles Project, the Arbor Park Project, the Courts at Huntington Project and the Newport Village Project (and, where applicable, the related Limited Liability Company Interests) shall not be included in the Lighthouse Contribution and shall not be Lighthouse Contribution Properties for purposes of this Agreement, and in such case the Lighthouse Acquisition Consideration shall be $209,040,000 less an amount of $1.40 for every Lighthouse DownREIT Partnership Unit issued pursuant to this Agreement less than 5,742,857 Lighthouse DownREIT Partnership Units (subject to prorations or other adjustments pursuant to Article VI).
(g)    Subject to the adjustments set forth in Section 5.03, in the event that, pursuant to Section 2.02 of the Merger Agreement, Outside Unitholders collectively make Redemption Elections to exchange Lighthouse Units for less than 3,485,715 DownREIT Partnership Units, then, subject to the terms in Section 1.03(a), the Eleven55 Ripley Project shall be the only Lighthouse Contribution Property for purposes of this Agreement, and in such case the Lighthouse Acquisition Consideration shall be $126,880,000 less an amount of $1.40 for every Lighthouse DownREIT Partnership Unit issued pursuant to this Agreement less than 3,485,714 Lighthouse DownREIT Partnership Units (subject to prorations or other adjustments pursuant to Article VI). If no Lighthouse Limited Partners make a Redemption Election pursuant to Section 2.02 of the Merger Agreement, then the Eleven55 Ripley Project shall not be a Lighthouse Contribution Property but shall continue to be a Lighthouse Acquisition Property, and unless Public REIT or Public OP elect to acquire the Eleven55 Ripley Project as an Exchange Property through an Exchange, as provided in Section 1.03, upon the Sale/Exchange Settlement, Public REIT or Public OP shall purchase, and Contributor shall sell or cause to be sold, the Eleven55 Ripley Project to Public REIT, Public OP or their designee, for cash for a purchase price equal to $122,000,000 (subject to prorations or other adjustments pursuant to Article VI) (and in such case it shall be deemed to be a “Sale Property” hereunder). Notwithstanding anything to the contrary contained in this Agreement, if any party having a right to do so exercises the Montgomery County Right of First Refusal (as hereinafter defined) with respect to the Eleven55 Ripley Project, as more fully provided in Section 5.03, neither the Public Parties nor DownREIT Partnership shall have any obligation to acquire any Lighthouse Acquisition Property or any other property as an Exchange Property or Sale Property in lieu thereof under this Section 1.02(g).
Any Lighthouse Acquisition Property (and, where applicable, the related Limited Liability Company Interests) which is excluded as a Lighthouse Contribution Property pursuant to Section 1.02(d), (e), (f) or (g) hereof, and which is not an Exchange Property pursuant to Section 1.02(b) or Section 1.03, or which is a Rights Impacted Property (as hereinafter defined) shall be referred to herein as an “Excluded Property.” Each Lighthouse Acquisition Property (and, where applicable, the related Limited Liability Company Interests) that is not an Excluded Property is referred to herein as a “Lighthouse Conveyance Property.”
Section 1.03    1031 Exchanges.
(a)    In the event that, pursuant to Section 2.02 of the Merger Agreement, Outside Unitholders collectively make Redemption Elections to exchange Lighthouse Units for less than 12,457,144 DownREIT Partnership Units (subject to the adjustments set forth in Section 5.03), then, notwithstanding anything to the contrary in Section 1.02(d), (e), (f) or (g), but subject to Section 1.03(d), the Public Parties may elect, pursuant to Section 1.03(b) and at their sole option (subject to Section 1.02(b)), to acquire (or cause a designee to acquire) one or more Lighthouse Acquisition Properties (or, where applicable, the related Limited Liability Company Interests) that are not Lighthouse Contribution Properties pursuant to the terms of Section 1.02(d), (e), (f) or (g), subject to Section 1.03(d), through an Exchange. Notwithstanding the foregoing, the Public Parties shall not be entitled to acquire any Lighthouse Acquisition Property through an Exchange unless all of the Lighthouse Acquisition Properties listed above the applicable Lighthouse Acquisition Property on Schedule 1.03 (if any) are (i) Lighthouse Contribution Properties or (ii) are being acquired by the Public Parties pursuant to an Exchange or (iii) Rights Impacted Properties. Such Lighthouse Acquisition Properties shall be valued in accordance with the allocation of the Lighthouse Acquisition Consideration set forth on Exhibit B; provided, that such election shall be made, and the applicable Lighthouse Acquisition Properties (or, where applicable, the related Limited Liability Company Interests) shall be acquired by the Public Parties, or any designated affiliate thereof or any exchange accommodator designated by them, upon the Sale/Exchange Settlement.
(b)    On the date of the Partnership Unitholder Meeting or as promptly as practicable thereafter, Contributor shall deliver written notice to Public REIT and Lone Star Parent (the “Redemption Results Notice”) setting forth the number of Partnership Units for which Redemption Elections were made. Within five days following receipt of the Redemption Results Notice, the Public Parties shall deliver written notice (the “Exchange Notice”) to Lone Star Parent and Contributor indicating which properties, if any, the Public Parties have elected to acquire through an Exchange pursuant to Section 1.03(a). For the avoidance of doubt, the Public Parties shall not be entitled to acquire any Acquisition

Property through an Exchange if an Exchange Notice with respect to such Acquisition Property is not timely delivered in accordance with this Section 1.03(b).
(c)    If the Public Parties are obligated to acquire the Courts at Dulles Project (or the related Limited Liability Company Interests) pursuant to Section 1.02(b) through an Exchange, the Courts at Dulles Project shall be valued in accordance with the allocation of the Lighthouse Acquisition Consideration set forth on Exhibit B, and such election shall be made, and the Courts at Dulles Project (or the related Limited Liability Company Interests) shall be acquired, by the Public Parties, or any designated affiliate thereof or any exchange accommodator designated by them, upon the Sale/Exchange Settlement.
(d)    In connection with any Exchange provided for in this Agreement (including, without limitation, Section 1.02), each Party shall take reasonable steps to facilitate such Exchange, provided that, notwithstanding anything to the contrary in this Agreement: (a) the Contribution Settlement and/or Sale/Exchange Settlement shall not be delayed or affected by reason of an Exchange; (b) the Public Parties may assign their rights to acquire the applicable Exchange Property to any affiliate thereof (other than DownREIT Partnership); (c) the Public Parties (or as applicable their designated affiliate) shall effect such Exchange through an assignment of this Agreement (insofar as it relates to the applicable Exchange Property) to a “qualified intermediary” or an “exchange accommodation title holder;” (d) neither Party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property or any other property or entity for purposes of consummating such Exchange; (e) the Public Parties shall indemnify and hold harmless the Contributor and its affiliates for any cost, expense, or liability that would not otherwise have been incurred by Contributor or such affiliates had the Public Parties not consummated the acquisition of such Exchange Property through such an Exchange; (f) such Exchange shall not affect the representations, warranties, liabilities and obligations of the Public Parties under this Agreement except as expressly provided otherwise; and (g) no Party participating in an Exchange transaction makes any representation or warranty to, or shall have any liability to, any other Party with respect to the tax treatment of such transaction.
(e)    Nothing contained in this Agreement shall preclude the Public Parties from acquiring any Exchange Property through a purchase if either of them so elects or if, after entering into a qualified exchange accommodation agreement with a qualified intermediary or an exchange accommodation title holder, they are unable to satisfy the conditions thereof that would be necessary to consummate the acquisition of any such Exchange Property through an Exchange.
(f)    Any Lighthouse Acquisition Property (or, where applicable, the related Limited Liability Company Interests) with respect to which the Public Parties timely deliver an Exchange Notice pursuant to Section 1.03(b) or which is acquired pursuant to Section 1.03(c) shall be deemed to be an “Exchange Property” hereunder
Section 1.04    Value of DownREIT Partnership Units. Solely for purposes of determining the number of DownREIT Partnership Units to be issued by DownREIT Partnership at the

Contribution Settlement and to the Redeeming Partnership Unitholders in connection with the Redemption, each DownREIT Partnership Unit shall be deemed to have a value equal to $35.00 (as such amount shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to shares of common stock of Public REIT consistently with the adjustments required to be made to the DownREIT Partnership Units pursuant to the terms of the DownREIT Partnership Agreement occurring or having a record date on or after the date hereof and prior to the Contribution Settlement, the “Per-Unit Value”). The Parties acknowledge that the issuance of DownREIT Partnership Units to Contributor shall be evidenced by either an amendment to Exhibit A to the DownREIT Partnership Agreement or joinder (the “Amendment”) or by certificates relating to such DownREIT Partnership Units (“DownREIT Partnership Unit Certificates”), as determined by DownREIT Partnership in its sole discretion. Notwithstanding the foregoing, the Per-Unit Value shall not be binding on the Parties for purposes of financial accounting and tax reporting of the transactions contemplated by this Agreement.
Section 1.05    UDR Contribution. On or prior to the Contribution Settlement, the Public Parties agree to (i) contribute to the DownREIT Partnership cash in an amount sufficient to permit DownREIT Partnership to fund the portion of the Lighthouse Acquisition Consideration that is described in Section 1.02(a)(iii) and (ii) contribute or cause to be contributed to the DownREIT Partnership a sufficient number of UDR Contribution Properties (as hereinafter defined) or limited liability company or limited partnership interests in entities that would be disregarded from DownREIT Partnership the principal assets of which are UDR Contribution Properties (each such entity a “Contributed UDR Property Owner” and such interests, the “Contributed UDR Property Owner Interests”) and other assets to satisfy, as of the date of the Contribution Settlement, the requirements set forth in Section 1.05(c), and shall cause the DownREIT Partnership or one of its subsidiaries that is a disregarded entity to incur or assume indebtedness, all as more fully set forth below:
(a)    UDR Contribution Properties. A non-exclusive list of certain potential UDR Contribution Properties, along with the allocated value of such properties, is set forth on Schedule 1.05(a). The UDR Contribution Properties shall include additional assets satisfying the requirements set forth in this Section 1.05. Following the date of this Agreement, the Public Parties may from time to time substitute one or more other properties for such UDR Contribution Properties (and such substituted properties shall be considered UDR Contribution Properties hereunder), provided that (i) such properties shall be real estate projects located in the United States that are improved with residential apartment communities or mixed use residential and retail communities and (ii) the value of each such substituted property for purposes of the calculations in Section 1.05(c) shall be determined by the applicable Public Party in good faith in a manner consistent with the manner in which it calculates the “gross asset value” of its assets.
(b)    Permissible and Mandatory Financing of Properties. UDR Contribution Properties may be encumbered by mortgage indebtedness, provided that the aggregate amount of the mortgage indebtedness, when aggregated with the aggregate amount of the mortgage indebtedness to which the Lighthouse Contribution Properties are subject or that is incurred in connection with the Contribution Settlement and secured by the Lighthouse Contribution Properties, shall not exceed as of the Contribution Settlement fifty percent (50%) of the aggregate of the values of the UDR Contribution Properties contributed to the DownREIT Partnership plus the portion of the Lighthouse Acquisition Consideration that is allocable to the Lighthouse Contribution Properties that are contributed to the DownREIT Partnership as more fully set forth on Exhibit B, but in any event the amount of mortgage indebtedness encumbering the UDR Contribution Properties and the Lighthouse Contribution Properties as of the Contribution Settlement shall not be less than the minimum amount required under the Tax Protection Agreement.
(c)    Aggregate Initial Net Value. The aggregate values of the assets contributed by the Public Parties to DownREIT Partnership at or prior to the Contribution Settlement (whether UDR Contribution Properties listed on Schedule 1.05(a), other UDR Contribution Properties, cash, notes receivable or otherwise), when aggregated with the value of the Lighthouse Acquisition Consideration that is allocable to the Lighthouse Contribution Properties that are contributed to the DownREIT Partnership as more fully set forth on Exhibit B and the proceeds of any indebtedness incurred by DownREIT Partnership, and after subtracting therefrom the outstanding balance of any indebtedness secured by such assets, shall equal upon the Contribution Settlement not less than two (2) times the product of (i) the number of Lighthouse DownREIT Partnership Units issued pursuant to Section 1.02(a)(ii) and (ii) the Per-Unit Value. The value of the assets contributed by the Public Parties to DownREIT Partnership (whether UDR Contribution Properties or otherwise) shall be as set forth on Schedule 1.05(a) or, for any assets not listed on Schedule 1.05(a), determined by the Public Parties in good faith in a manner consistent with the manner in which it calculates the “gross asset value” of its assets.
(d)    Financing of Lighthouse Contribution Properties. Subject to the terms set forth in Section 1.05(b) and (c), the Public Parties may cause DownREIT Partnership or any subsidiary thereof to incur indebtedness that is secured by one or more of the Lighthouse Contribution Properties at any time effective upon or after the Contribution Settlement. If so elected by the Public REIT in its capacity as the general partner of DownREIT Partnership, DownREIT Partnership may lend the proceeds obtained through such incurrence of indebtedness to the Public REIT, and the assets of DownREIT Partnership may include any note receivable due to DownREIT Partnership from Public REIT.
(e)    Allocation of DownREIT Partnership Units. The DownREIT Partnership Units issued to the UDR Partners (as such term is defined in the DownREIT Partnership Agreement) upon the Contribution Settlement in consideration of the contribution of the UDR Contribution Properties shall be valued at the Per-Unit Value.
(f)    Public Parties Settlement Costs. The Public Parties shall pay all transfer, recordation, deed, grantor’s, sales and excise taxes and expenses, and any state or county documentary stamps or recordation or transfer taxes on the deeds with respect to the UDR Contribution Properties contributed to DownREIT Partnership and any sales tax on the personal property owned by the Public Parties or the applicable property owner located on and used in connection with the use, operation and maintenance of such UDR Contribution Properties. The Public Parties shall pay the cost of any title policy with respect to such properties which they elect to obtain, all fees for title review or searches that they elect to order, and the cost of any survey that they elect to obtain.
Section 1.06    Tax Protection Agreement and Registration Rights Agreement. Immediately prior to (but effective upon) the Contribution Settlement, (a) Public REIT, DownREIT Partnership and Contributor shall enter into the Tax Protection Agreement, substantially in the form attached hereto as Exhibit D (the “Tax Protection Agreement”), relating to, among other things, limitations on transfers of the Lighthouse Contribution Properties and the ability of the Redeeming Partnership Unitholders to guarantee debt of DownREIT Partnership, and (b) Public REIT and Contributor shall enter into the Registration Rights Agreement, substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), providing the terms and conditions under which Public REIT shall be obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the registration of the issuance of Registrable Securities (as defined in the Registration Rights Agreement) and the registered resale of such Registrable Securities. In connection with and effective upon the Contribution Settlement, each Redeeming Partnership Unitholder shall have the right, in connection with the Contribution Settlement and its election to redeem Lighthouse Units for DownREIT Partnership Units, to execute a joinder to both the Tax Protection Agreement and the Registration Rights Agreement, whereby it shall acquire the rights and assume the obligations thereunder with respect to the DownREIT Partnership Units transferred to it in connection with the Redemption, subject to the terms and conditions of this Agreement, and to enter into a guarantee agreement in the amount and on the terms contemplated in Article III of the Tax Protection Agreement. Any other transfer or assignment of DownREIT Partnership Units shall be subject to the terms and conditions of the Partnership Agreement.
Section 1.07    Restrictive Legends. Any DownREIT Partnership Unit Certificate and/or certificates representing Series F Preferred Stock of Public REIT (the “Series F Preferred”) (and any certificates representing shares of Common Stock for which DownREIT Partnership Units may, in certain circumstances, be exchanged or redeemed, unless registered in accordance with applicable U.S. securities laws) deliverable to Contributor pursuant to this Agreement and any certificates subsequently issued with respect to such DownREIT Partnership Units and/or Series F Preferred or in substitution for such DownREIT Partnership Units and/or Series F Preferred shall bear the following legends:
(a)    Securities Act Legend. THE [PARTNERSHIP UNITS] AND/OR [SHARES OF PREFERRED STOCK] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISTRIBUTED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT DECLARED OR ORDERED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT, OR (II) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF

THE SECURITIES ACT, AND IN THE CASE OF ANY SALE, OFFER FOR SALE, PLEDGE, HYPOTHECATION OR OTHER DISTRIBUTION EFFECTED PURSUANT TO CLAUSE (II) ABOVE, PURSUANT TO AN OPINION OF COUNSEL REASONABLY SATISFACTORY [UDR LIGHTHOUSE DOWNREIT L.P.] [UDR, INC.] THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AS TO SUCH SALE, OFFER FOR SALE, PLEDGE, HYPOTHECATION OR OTHER DISTRIBUTION.
(b)    Restriction on Transfer Legend. THIS CERTIFICATE MUST BE SURRENDERED TO [UDR LIGHTHOUSE DOWNREIT L.P.] [UDR, INC.] OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE TRANSFER OF ANY INTEREST IN THE SECURITIES REPRESENTED HEREBY. IN ADDITION, THE PARTNERSHIP UNITS EVIDENCED BY THIS CERTIFICATE MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN THE AGREEMENT OF LIMITED PARTNERSHIP OF UDR LIGHTHOUSE DOWNREIT L.P., AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM UDR LIGHTHOUSE DOWNREIT L.P.’S GENERAL PARTNER, UDR, INC., AT ITS PRINCIPAL EXECUTIVE OFFICE AND THE SHARES OF SERIES F PREFERRED STOCK EVIDENCED BY THIS CERTIFICATE MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN SUBSCRIPTION AGREEMENT BETWEEN _______ AND UDR, INC., DATED AS OF _______, 2015.].
DownREIT Partnership and/or Public REIT, respectively, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the DownREIT Partnership Unit Certificates or certificates representing shares of Series F Preferred (and any certificates representing shares of Common Stock for which DownREIT Partnership Units may, in certain circumstances, be exchanged or redeemed).

Section 1.08    Contributor Settlement Costs. Contributor shall pay all transfer, recordation, deed, grantor’s, sales and excise taxes and expenses, and any state or county documentary stamps or recordation or transfer taxes on the deeds with respect to the Lighthouse Conveyance Properties and the transfer of the Virginia Limited Liability Company Interests and any sales tax on the Personal Property, all loan assumption fees with respect to the assumption of the Arbor Park Mortgage Loan (and if applicable in accordance with Schedule 5.03, the Seminary Tower Mortgage Loan), all prepayment premiums, yield maintenance premiums, exit fees or similar amounts and all costs and expenses charged by the Arbor Park Lender (and if applicable in accordance with Schedule 5.03, the Seminary Tower Lender) in connection with the consideration of the assumption of the Arbor Park Mortgage Loan (and if applicable in accordance with Schedule 5.03, the Seminary Tower Mortgage Loan). The Public Parties shall pay the cost of any Title Policy which they elect to obtain, all fees for title review or searches that they elect to order, and the cost of any survey that they elect to obtain. Contributor and Public OP shall each pay one-half of any escrow fee. All other costs and charges of the escrow for the Lighthouse Contribution not otherwise provided for in this Section 1.08 or elsewhere in this Agreement shall be allocated in accordance with the applicable closing customs for the counties in which the Lighthouse Conveyance Properties are located.
ARTICLE II

DATA SITE INFORMATION, INSPECTION RIGHTS, SERVICE CONTRACTS, LOAN ASSUMPTION
Section 2.01    Diligence Documents. The Public Parties acknowledge that prior to the execution and delivery hereof, they have been provided access to portions of the electronic data room established in connection with the Mergers and all of the information contained therein relating to the Lighthouse Acquisition Properties (the “Data Site Information”) and have reviewed the information contained therein relating to title and surveys of the Lighthouse Contribution Properties (the “Title Information”).
Section 2.02    Property Inspection. Prior to Settlement, the Lighthouse Parties shall provide the Public Parties the opportunity to make a physical inspection of the Lighthouse Acquisition Properties, including an inspection of the environmental condition thereof, to conduct such non-invasive physical engineering and other studies and tests on or of the Lighthouse Acquisition Properties and to prepare surveys of the Lighthouse Acquisition Properties as the Public Parties deem appropriate in their sole discretion; provided, however, the Public Parties understand and agree that any on-site inspections of the Lighthouse Acquisition Properties shall occur during normal business hours, after reasonable prior notice to the Lighthouse Parties (but in no event less than 24 hours’ notice), and shall be conducted so as not to interfere unreasonably with the use of the Lighthouse Acquisition Properties by the Contributor or its tenants or with the management of the Lighthouse Acquisition Properties. The Lighthouse Parties shall have the right to have a representative present during any such inspections. If the Public Parties desire to do any invasive testing at the Lighthouse Acquisition Properties, they shall do so only after notifying the Lighthouse Parties and obtaining the Lighthouse Parties’ prior written consent thereto, which may not be unreasonably withheld. Without limiting the foregoing, the Public Parties at their sole cost and expense shall maintain adequate liability insurance naming the Lighthouse Parties as additional insureds and shall promptly restore any damage to the Lighthouse Acquisition Properties to their condition prior to any such inspections or tests. The Public Parties agree to protect, indemnify, defend and hold the Lighthouse Parties harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees), damages, injuries, liens or claims of lien arising out of or resulting from the inspection of the Lighthouse Acquisition Properties by the Public Parties or their agents or consultants other than resulting from conditions that are discovered but not caused or aggravated by the Public Parties, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless shall survive Settlement or any termination of this Agreement.
Section 2.03    Service Contracts. In connection with the Lighthouse Contribution, the Public Parties shall cause DownREIT Partnership to assume and accept all rights and obligations of Contributor or its affiliates under each of the Service Contracts.
Section 2.04    Mortgage Loan Assumption.
(a)    The Public Parties shall proceed to seek the Arbor Park Lender’s agreement to approve the acquisition by DownREIT Partnership of the Limited Liability Company Interests related to the Arbor Park Project and the assumption of the Arbor Park Mortgage Loan by DownREIT Partnership or its wholly owned subsidiary, upon terms satisfactory to the Public Parties, in their sole and absolute discretion, and Contributor shall cooperate with the Public Parties in all reasonable respects in connection with seeking such approval, provided that any such approval shall include a full and unqualified release of all obligations of Contributor and its Affiliates under the Arbor Park Mortgage Loan, including any related environmental indemnities. It shall not be a condition precedent to the Contribution Settlement hereunder that the consent of the Arbor Park Lender to the acquisition by DownREIT Partnership of the Limited Liability Company Interests related to the Arbor Park Project shall have been obtained. If the consent of the Arbor Park Lender to the acquisition by DownREIT Partnership of the Limited Liability Company Interests related to the Arbor Park Project and the assumption of the Arbor Park Mortgage Loan by DownREIT Partnership or its wholly owned subsidiary (including a full and unqualified release of all obligations of Contributor and its Affiliates under the Arbor Park Mortgage Loan and any related environmental indemnities) has not been obtained on or prior to the Contribution Settlement, then, the Public Parties shall cause the entire Arbor Park Mortgage Loan to be prepaid or defeased in accordance with the terms thereof, and Contributor shall cooperate with the Public Parties in all reasonable respects in connection with such prepayment or defeasance. For the avoidance of doubt, such prepayment or defeasance shall not be a condition or prerequisite to the Contribution Settlement, regardless of the effect of the Contribution Settlement under the terms of the agreements governing the Arbor Park Mortgage Loan.
(b)    If the Seminary Tower Project is a Lighthouse Acquisition Property in accordance with Section 5.03, then, the Public Parties shall proceed to seek the Seminary Tower Lender’s agreement to approve the acquisition by DownREIT Partnership of the Limited Liability Company Interests related to the Seminary Tower Project and the assumption of the Seminary Tower Mortgage Loan by DownREIT Partnership or its wholly owned subsidiary, upon terms satisfactory to the Public Parties, in their sole and absolute discretion, and Contributor shall cooperate with the Public Parties in all reasonable respects in connection with seeking such approval, provided that any such approval shall include a full and unqualified release of all obligations of Contributor and its Affiliates under the Seminary Tower Mortgage Loan, including any related environmental indemnities. It shall not be a condition precedent to the Contribution Settlement hereunder that the consent of the Seminary Tower Lender to the acquisition by DownREIT Partnership of the Limited Liability Company Interests related to the Seminary Tower Project shall have been obtained. If the consent of the Seminary Tower Lender to the acquisition by DownREIT Partnership of the Limited Liability Company Interests related to the Seminary Tower Project and the assumption of the Seminary Tower Mortgage Loan by DownREIT Partnership or its wholly owned subsidiary (including a full and unqualified release of all obligations of Contributor and its Affiliates under the Seminary Tower Mortgage Loan and any related environmental indemnities) has not been obtained on or prior to the Contribution Settlement, then, the Public Parties shall cause the entire Seminary Tower Mortgage Loan to be prepaid or defeased in accordance with the terms thereof, and Contributor shall cooperate with the Public Parties in all reasonable respects in connection with such prepayment or defeasance. For the avoidance of doubt, such prepayment or defeasance shall not be a condition or prerequisite to the Contribution Settlement, regardless of the effect of the Contribution Settlement under the terms of the agreements governing the Seminary Tower Mortgage Loan.
ARTICLE III

TITLE
Section 3.01    Title to the Property.
(g)    The Public Parties may procure from Fidelity National Title Insurance Company (the “Title Company”) title insurance commitments that update any existing Title Policies (as defined below) relating to the Lighthouse Conveyance Properties, together with the underlying exception documents (the “Title Reports”). At the Contribution Settlement and at the Sale/Exchange Settlement, the Public Parties may request the Title Company to issue an extended 2006 ALTA Owner’s Policy of Title Insurance for each Lighthouse Conveyance Property that is being transferred (or the Limited Liability Company Interests in which are being transferred) on such date in the amount of the applicable Lighthouse Acquisition Consideration allocable to such Lighthouse Conveyance Property, insuring fee simple title to the applicable Land and the Improvements related thereto in the applicable titleholder that will result from the consummation of the Contribution Settlement or Sale/Exchange Settlement, as applicable, subject only to the Permitted Exceptions (as defined below) (the “Title Policy”), together with endorsements as the Public Parties may request. If the Public Parties request the issuance of a Title Policy for any Lighthouse Conveyance Property, Contributor shall execute and deliver to Title Company a commercially reasonable owner’s affidavit sufficient to support the issuance of the Title Policy and to remove any exception therefrom for mechanics’ and materialmen’s liens and parties in possession (except tenants under the Leases set forth on the Settlement Date Rent Roll, as hereinafter defined). As used herein, the term “Permitted Exceptions” shall mean, collectively:
(i)    interests of tenants in possession under the existing Leases or any new Leases entered into in accordance with the terms of this Agreement, as tenants only without any unexpired right of first refusal or option to purchase all or any part of the Lighthouse Conveyance Properties or interest therein,
(ii)    Liens for general real estate taxes and assessments not yet subject to penalty,
(iii)    any matter which is insured over in any title insurance policy obtained by DownREIT Partnership without additional cost to DownREIT Partnership or which cost is paid by Contributor;
(iv)    inchoate mechanics’ and materialmen’s Liens for construction in progress as of the Contribution Settlement, subject to Section 6.02(e);
(v)    zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality;
(vi)    any title exception (whether material or immaterial) disclosed in any Company Title Insurance Policy that has been delivered to the Public Parties or included in the Data Site Information prior to the Effective Date (including the printed exceptions in the standard forms of title insurance issued in the jurisdictions in which the applicable Lighthouse Conveyance Property is located);
(vii)    Liens and obligations arising under the Material Contracts to which the applicable Property Owner is a party (including but not limited to any Lien securing the Arbor Park Mortgage Loan and if applicable pursuant to Section 5.03, the Seminary Tower Mortgage Loan), and any other Lien that does not interfere materially with the current or proposed use of such property (assuming its use in the manner in which it is currently used or proposed to be used);
(viii)    Liens securing obligations for which a credit in an amount sufficient to cause such Lien to be removed from or endorsed over in the applicable Title Policy, together with the fees associated with such removal or endorsement, will be given to the Public Parties at the Contribution Settlement or that are taken into account in the adjustments and prorations made pursuant to Section 6.02;
(ix)    Liens imposed or promulgated by law or any Governmental Authority, including easements, rights of way, rights of use and zoning regulations; and

(x)    any other easements, leases, rights-of-way, restrictions, covenants, licenses or other Liens, whether or not of record, or any encroachments or other survey defects or other matters that would be disclosed by a current accurate survey or physical inspection of the Lighthouse Conveyance Properties or otherwise, to the extent not otherwise included under clauses (i) through (ix), but which, individually and in the aggregate (but without including any other Liens otherwise included as Permitted Exceptions pursuant to any other clauses of this definition), do not interfere materially with the current use of the applicable Lighthouse Conveyance Property (assuming its continued use in the manner in which it is currently used).
Notwithstanding the foregoing, the term “Permitted Exceptions” shall not include (A) any Liens of any deeds of trust or other loan documents secured by the Lighthouse Conveyance Properties (other than a deed of trust or mortgage securing the Arbor Park Mortgage Loan and if applicable pursuant to Section 5.03, the Seminary Tower Mortgage Loan) or any judgment Lien or Lien for amounts past due, or (B) any mechanics’ or materialmen’s Liens with respect to amounts that are due and payable (the Liens described in clauses (A) and (B), collectively, “Mandatory Removal Exceptions”).

(h)    On or before the date that is twenty (20) Business Days after the Effective Date (the “Objection Date”), the Public Parties shall notify Contributor in writing of any Liens shown on or arising out of any Title Report that the Public Parties believe constitute Material Title Exceptions (as defined below) (each such item, a “Title Objection”). The Public Parties shall not be entitled to contend that any title matter constitutes a Material Title Exception (i) unless it is shown in a Title Report or (ii) if it constitutes a Permitted Exception.
(i)    If the Public Parties fail to give an objection notice with respect to any Lien shown in any Title Report on or before the Objection Date, the Public Parties shall be deemed to have irrevocably waived their right to object to such Lien as a Material Title Exception and such Material Title Exception shall be deemed a Permitted Exception.
(j)    Any Liens disclosed in the Title Report that (1) are raised by the Public Parties on or before the Objection Date and (2) are not Permitted Exceptions shall be referred to collectively as “Material Title Exceptions.”
(k)    Within ten (10) Business Days after receiving a notice of a Title Objection in accordance with Section 302(a), Contributor shall notify the Public Parties in writing whether it agrees that the Lien that is the subject of the Title Objection is a Material Title Exception.
(l)    At or prior to Settlement, Contributor shall (i) pay in full or cause to be canceled and discharged, bonded or otherwise cause the Title Company to insure over or otherwise cure in accordance with Section 3.01(g) all Mandatory Removal Exceptions and (ii) use reasonable best efforts to cure all other Material Title Exceptions in accordance with Section 3.01(g).

(m)    Notwithstanding anything herein to the contrary, the Contributor shall be deemed to have removed, satisfied or cured a Material Title Exception or Mandatory Removal Exception if, at the Contributor’s sole cost and expense, the Contributor shall either: (i) take such actions as are necessary to remove, satisfy or cure (of record or otherwise, as appropriate) such Material Title Exception or Mandatory Removal Exception; (ii) cause the Title Company to remove such Material Title Exception or Mandatory Removal Exception as an exception to the applicable Title Policy issued at Settlement or agree to, subject to the reasonable approval of the Public Parties, affirmatively insure against the same, or (iii) deliver (A) the Contributor’s own funds, in an amount needed to fully discharge any such Material Title Exception (to the extent a Material Title Exception may be discharged by the payment of a liquidated sum of money) or Mandatory Removal Exception, to the Title Company with instructions for the Title Company to apply such funds to fully discharge same and the Title Company agrees to remove the same from the applicable Title Policy, and (B) such instruments, in recordable form, as are necessary to enable the Title Company to discharge such Material Title Exception or Mandatory Removal Exception of record.
(n)    At the Contribution Settlement, the Public Parties may also request the Title Company to issue an extended 2006 ALTA Owner’s Policy of Title Insurance for each UDR Contribution Property that is being contributed to DownREIT Partnership in such amounts and with such coverages as may be satisfactory to them.
Section 3.02    No Title Policy Condition. The Public Parties acknowledge and agree that their obligations under this Agreement are not in any way conditioned upon the issuance of any new or updated title insurance policy or survey for all or any portion of the Lighthouse Conveyance Properties or the UDR Contribution Properties.

Section 3.03    Title to UDR Contribution Properties. With respect to the UDR Contribution Properties to be contributed to the DownREIT Partnership, the Public Parties shall cause fee simple title to such UDR Contribution Properties to be contributed to DownREIT Partnership (or a disregarded entity that is a subsidiary thereof), subject only to UDR Property Permitted Exceptions (as hereinafter defined). As used herein, the term “UDR Property Permitted Exceptions” shall mean, collectively:

(c)    interests of tenants in possession under residential leases entered into in the ordinary course of business,
(d)    Liens for general real estate taxes and assessments not yet subject to penalty,
(e)    any matter which is insured over in any title insurance policy obtained by the Public Parties or their affiliates;
(f)    inchoate mechanics’ and materialmen’s Liens;

(g)    zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality;
(h)    any title exceptions that are matters of public record, and the Lien of any mortgage, deed of trust, fixture filing, assignment of leases and rents or similar security document securing any financing obtained with respect to the applicable UDR Contribution Property that is disclosed on Schedule 1.05(a);
(i)    any Lien that does not interfere materially with the current or proposed use of such property (assuming its use in the manner in which it is currently used or proposed to be used);
(j)    Liens securing obligations that are taken into account in the adjustments and prorations made pursuant to Section 6.02;
(k)    Liens imposed or promulgated by law or any Governmental Authority, including easements, rights of way, rights of use and zoning regulations; and
(l)    any other easements, leases, rights-of-way, restrictions, covenants, licenses or other Liens, whether or not of record, or any encroachments or other survey defects or other matters that would be disclosed by a current accurate survey or physical inspection of the UDR Contribution Properties or otherwise, to the extent not otherwise included under clauses (i) through (ix), but which, individually and in the aggregate (but without including any other Liens otherwise included as UDR Property Permitted Exceptions pursuant to any other clauses of this definition), do not interfere materially with the current use of the applicable UDR Contribution Property (assuming its continued use in the manner in which it is currently used).
With respect to the UDR Property Owners, the interests in which are to be contributed to the DownREIT Partnership, the Public Parties shall cause such UDR Property Owners to hold fee simple title to the respective UDR Contribution Properties owned by them as of the Contribution Settlement, subject only to UDR Property Permitted Exceptions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of Contributor. To induce Public OP to enter into this Agreement, and except (a) as set forth in the disclosure schedule delivered by the Contributor to Public Parties concurrently with the execution of this Agreement (it being understood that the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other Section, be deemed to be disclosed with respect to such other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure (it being understood that to be so reasonably apparent, it is not required that the other Sections be cross-referenced)) (the “Disclosure Schedule”) (provided, that nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of Contributor made herein and no reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Contributor or any Company Subsidiary is a party exists or has actually occurred) or (b) as disclosed in the Lighthouse Parent’s Form 10-K for the fiscal years ended December 31, 2013 and 2014, or in any other Lighthouse Parent SEC Report filed with or furnished to, as applicable, the SEC on or after January 1, 2013 and publicly available prior to the date of this Agreement (other than, in each case, any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks in any “forward looking statements” disclaimer and any other statements included therein to the extent that they are cautionary, predictive or forward-looking in nature), Contributor hereby represents and warrants to the Public Parties as follows (provided that the representations and warranties herein with respect to the Lighthouse Acquisition Properties and Limited Liability Company Interests shall be effective upon the applicable Contribution Settlement or Sale/Exchange Settlement only with respect to the Lighthouse Conveyance Properties or Limited Liability Company Interest that are being transferred upon such settlement):

(a)    Organization and Qualification. Contributor is a New York limited partnership duly organized, validly existing and in good standing under the laws of the State of New York. Contributor is duly qualified or licensed to do business as a foreign partnership and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of the Lighthouse Acquisition Properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect (as defined below). Contributor has all requisite limited partnership power and authority to own, operate, lease and encumber the Lighthouse Acquisition Properties and carry on its business as now conducted.
(b)    Organizational Documents. Contributor has previously provided or made available to the Public Parties true and correct copies of (i) the Certificate of Limited Partnership of Contributor dated December 17, 1993 and filed with the Department of State of the State of New York on December 20, 1993, and the Second Amended and Restated Agreement of Limited Partnership of Contributor, entered into as of September 23, 1997, including all amendments thereto, together with all amendments thereto (the “Contributor Organizational Documents”) and (ii)  all certificates or articles of formation, operating agreements and other similar organizational documents of each Virginia Property Owner (collectively, the “Virginia Organizational Documents,” and together with the Contributor Organizational Documents, the “Organizational Documents”). All of the Organizational Documents are in full force and effect and there are no current dissolution, revocation or forfeiture proceedings regarding the Contributor or any of the Company Subsidiaries.

(c)    Lighthouse Unitholders. Schedule 4.01(c) hereto sets forth, as of the Effective Date, a list of all holders of the Lighthouse Units, including the name of the person holding each such unit, and the number and type of each Lighthouse Unit so held.
(d)    Authority Relative to this Agreement.
(i)    Contributor has all necessary limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of Partnership Unitholder Approval, to consummate the transactions contemplated by this Agreement. The board of directors of Home Properties, Inc., on behalf of Contributor, in the Lighthouse Parent’s capacity as General Partner of Contributor, unanimously approved this Agreement and the transactions contemplated by this Agreement and declared that the Lighthouse Contribution, the Redemption, and the other transactions contemplated by this Agreement are advisable on the terms and subject to the conditions set forth herein. The board of directors of Home Properties, Inc. has not rescinded, modified or withdrawn such resolutions in any way. Except for the Partnership Unitholder Approval, the execution, delivery and performance by the Contributor of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited partnership actions on behalf of the Contributor. No other limited partnership proceedings on the part of the Contributor are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, other than the Partnership Unitholder Approval:
(ii)    This Agreement has been duly and validly executed and delivered by Contributor and, assuming the due authorization, execution and delivery by the Public Parties, constitutes a legal, valid and binding obligation of Contributor, enforceable against Contributor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
(e)    No Conflict. Except as set forth in Schedule 4.01(e) hereto, subject to the receipt of the Partnership Unitholder Approval, the execution and delivery of this Agreement by Contributor do not, and the performance of its obligations hereunder will not, (i) conflict with or violate any provision of the Organizational Documents, (ii) conflict with or violate any Law applicable to Contributor or any Virginia Property Owner or by which any Lighthouse Acquisition Property is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation or any right to purchase or sell assets or equity) under, result in the loss of any material right or benefit under, or result in the triggering of any material payments or result in the creation of a Lien (other than a Permitted Exception) on any property or asset of Contributor or any

Virginia Property Owner or pursuant to, any of the terms, conditions or provisions of any Permit or Contract to which the Contributor or any Virginia Property Owner is a party, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect.
(f)    Property.
(xi)    The applicable Property Owner is the sole owner of each of the Lighthouse Acquisition Properties and has good and marketable fee simple title to each of the Lighthouse Acquisition Properties, free and clear of Liens, except for Permitted Exceptions and any other limitations of any kind, if any, that would not individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect. Contributor has made available to the Public Parties a true, correct and complete list of all indebtedness encumbering the Lighthouse Acquisition Properties along with the amounts, maturity date and interest rate and balances of such indebtedness. True, correct and complete copies of all material loan documents encumbering the Lighthouse Acquisition Properties have been made available to the Public Parties.
(xii)    Except as set forth in Schedule 4.01(f)(ii) hereto, the Lighthouse Acquisition Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title except for Permitted Exceptions and any other limitations of any kind, if any, that would not individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect.
(xiii)    The Data Site Information includes, for each Lighthouse Acquisition Property, a true, correct and complete copy of the policy of title insurance that has been issued insuring fee simple title interest held by the applicable Property Owner. To the knowledge of Contributor, such policies are in full force and effect and no material claim has been made against any such policy.
(xiv)    Except as set forth in Schedule 4.01(f)(iv) hereto, (A) no material certificate, permit or license from any Governmental Authority having jurisdiction over any of the Lighthouse Acquisition Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Lighthouse Acquisition Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Lighthouse Acquisition Properties has not been obtained and is not in full force and effect, except for any such permits and approvals that are being sought in connection with the development or redevelopment of any Lighthouse Acquisition Properties, and except for such failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect and (B) neither Contributor nor any of its subsidiaries has received written notice of any violation of any Law or any investigation relating to a possible violation of Law affecting any of the Lighthouse Acquisition Properties issued by any Governmental Authority which have not been cured, contested in good faith or which violations would, individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect.
(xv)    Neither Contributor nor any of its subsidiaries has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Lighthouse Acquisition Properties, except for any such proceedings that have been initiated in connection with the development or redevelopment of any of the Lighthouse Acquisition Properties, or (B) any Laws including any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or similar Law, code, ordinance, order or regulation has been violated for any Lighthouse Acquisition Property, which in the case of clauses (A) and (B) above, would, individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect.
(xvi)    Except as set forth in Schedule 4.01(f)(vi), neither Contributor nor any of its subsidiaries has (i) granted or is bound by or subject to the terms of any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of a Lighthouse Acquisition Property, the Virginia Limited Liability Company Interests or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a Lighthouse Acquisition Property, the Virginia Limited Liability Company Interests or any portion thereof that would materially adversely affect Contributor’s or its subsidiary’s ownership or right to use a Lighthouse Acquisition Property, or (ii) entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Lighthouse Acquisition Property, Virginia Limited Liability Company Interests or any portion thereof.
(xvii)    Except as set forth in Schedule 4.01(f)(vii), no Property Owner is a party to any agreement relating to the management of any of the Lighthouse Acquisition Properties by a party other than a Lighthouse Party.
(xviii)    Except as set forth on Schedule 4.01(f)(viii), Contributor has not entered into any agreements with any Governmental Authority relating to assistance with rent payments.
(g)    Permits; Compliance with Laws.
(i)    Except as set forth in Schedule 4.01(g)(i) and except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.01(k), which are addressed solely in that Section, Contributor or the applicable Property

Owner is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for them to own, lease and, to the extent applicable, operate the Lighthouse Acquisition Properties and to carry on their businesses substantially as they are being conducted as of the Effective Date (collectively, the “Permits”). All such Permits are valid and in full force and effect, except where the failure to be in full force and effect or to possess, obtain or maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect. Neither Contributor nor any of its subsidiaries has taken any action that would reasonably be expected to result in the revocation of any Permit and no suspension or cancellation of any Permits is pending, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect.
(ii)    Except as set forth in Schedule 4.01(g)(ii), neither Contributor nor any of its subsidiaries is in conflict with, or in default, breach or violation of, (i) any Laws applicable to Contributor or its subsidiaries by which any Lighthouse Acquisition Property is bound or (ii) any Permit, except for any such conflicts, defaults, breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect.
(h)    Absence of Litigation. Except as disclosed in Schedule 4.01(h) hereto, there is no claim, action, suit, proceeding, arbitration, mediation or investigation (collectively, “Action”) pending or, to Contributor's knowledge, threatened in writing by or before any Governmental Authority against Contributor or any of its subsidiaries or any director or officer of Contributor or any of its subsidiaries, in each case, for which Contributor or any of the Property Owners may be liable, or affecting any of the Lighthouse Acquisition Properties, including without limitation condemnation, exercise of the right of eminent domain or bankruptcy, except as would not, individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect. None of Contributor or any of the Property Owners is subject to any Order, except as would not, individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect.
(i)    Taxes.
(i)    Contributor is, and has been at all times since formation, treated as a valid “partnership” or disregarded entity for U.S. federal income tax purposes. Each Property Owner is, and has been at all times since formation, treated as an entity disregarded from Contributor for U.S. federal income tax purposes.
(ii)    Each Property Owner (i) has duly and timely filed (or had filed on their behalf) all income, franchise, and other material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) all material Taxes shown as due on such Tax Returns and all other material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it, and such Tax Returns are true, correct and complete in all material respects.
(iii)    Any and all indebtedness to be assumed by DownREIT Partnership or any of its affiliates pursuant to the transactions contemplated by this Agreement are “qualified liabilities” within the meaning of Treasury Regulation Section 1.707-5(a)(5).
(iv)    To the knowledge of the Contributor, there are no audits, examinations or other proceedings relating to any Taxes of the Property Owner or any Taxes imposed with respect to the Lighthouse Acquisition Properties by any taxing authority in progress.  Neither the Contributor nor any Property Owner has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes, and the Contributor does not otherwise have any knowledge that any such audit, examination, or other proceeding is threatened.  Neither the Contributor (with respect to the Lighthouse Acquisition Properties) nor any Property Owner is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations).
(v)    Except as set forth in Schedule 4.01(i)(v) hereto, there is currently not any appeal or application to appeal current or past real or personal property tax assessment pending with respect to any Property Owner or any Lighthouse Acquisition Property.
(vi)    The sum, for each of the Lighthouse Contribution Properties, of the amounts set forth on Schedule 1.02(a)(iii) representing the preformation capital expenditures that have been made with respect to such Lighthouse Contribution Properties during the two-year period ending on the Contribution Settlement does not exceed the amount of “preformation expenditures” that may be reimbursed with respect to such properties under Section 1.707-4(d) of the Treasury Regulations without causing such amounts to fall within Section 1.707-3(a) of the Treasury Regulations.
(j)    Insolvency. Neither Contributor nor any Property Owner is currently insolvent nor will Contributor or any Property Owner become insolvent as a result of the actions contemplated by this Agreement.
(k)    Environmental Matters. Except as disclosed in Schedule 4.01(k) hereto or any Phase I or Phase II report made available to the Public Parties prior to the Effective Date or as would not, individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect:
(i)    to the knowledge of Contributor, Contributor and each of its subsidiaries (X) is in compliance with all, and, except for matters that have been fully and finally resolved, has not violated any, Environmental Laws relating to any

Lighthouse Acquisition Property, (Y) holds all permits, approvals, licenses and other authorizations required under any applicable Environmental Law to own or operate the Lighthouse Acquisition Properties as currently owned and operated and to carry on its business as it is now being conducted (“Environmental Permits”), and (Z) is in compliance with all of, and, except for matters that have been fully and finally resolved, has not violated any of, its respective Environmental Permits related to any Lighthouse Acquisition Property;
(ii)    neither Contributor nor any of its subsidiaries has received any written notice that it has released Hazardous Substances on any Lighthouse Acquisition Property, and, to the knowledge of Contributor, no Hazardous Substances or other conditions are present at any Lighthouse Acquisition Property; and
(iii)    with respect to any Lighthouse Acquisition Property, neither Contributor nor any of its subsidiaries has received any written notice alleging that it is or may be in violation of, or liable under, or a potentially responsible party pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law which remains unresolved.
This Section 4.03(k) contains the sole and exclusive representations and warranties of Contributor with respect to environmental matters.
(l)    Rent Roll. The Contributor has made available to Parent a rent roll relating to the Company Properties that is true, correct and complete in all material respects as of the date set forth therein. All information set forth on the Settlement Date Rent Roll (as hereinafter defined) will be true and correct in all material respects as of the applicable Contribution Settlement or Sale/Exchange Settlement.
(m)    DownREIT Partnership Units and Series F Preferred Not Registered. Contributor understands and acknowledges that the DownREIT Partnership Units and the shares of Series F Preferred to be issued to Contributor are being issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) and/or Regulation D of the Securities Act and in reliance upon the representations and warranties of Contributor contained in this Agreement, and that such DownREIT Partnership Units and shares will not be registered under the Securities Act or any state securities or “blue sky” law.
(n)    Not Acquired for Resale. Except for transfers pursuant to the Redemption to Lighthouse Limited Partners that execute and deliver a Subscription Agreement, substantially in the form attached hereto as Exhibit F (the “Subscription Agreement”), a Confidential Investor Questionnaire, substantially in the form attached hereby as Exhibit G (the “Investor Questionnaire”) and if Series F Preferred Stock is elected, a Voting Agreement, substantially in the form attached hereto as Exhibit H (the “Voting Agreement”), the DownREIT Partnership Units and/or shares of Series F Preferred to be issued pursuant to this Agreement are being acquired by Contributor for Contributor’s own account and for investment purposes only, and not with a view to any public resale, public distribution or other public offering thereof, in each case within the meaning of the Securities Act or any state securities or “blue sky” law.
(o)    Transfer Restrictions Applicable to DownREIT Partnership Units and Series F Preferred. Contributor understands and acknowledges that the DownREIT Partnership Units to be issued as consideration pursuant to this Agreement and/or shares of Series F Preferred issued to Contributor by Public REIT may not be sold or otherwise disposed of (other than by a redemption of the DownREIT Partnership Units (and the automatic redemption of the shares of Series F Preferred) or a transfer of the DownREIT Partnership Units to Public REIT pursuant to the Partnership Agreement), except pursuant to an effective registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and that in the absence of an effective registration statement covering the DownREIT Partnership Units or an available exemption from registration under the Securities Act or pursuant to the exercise of the redemption rights under the Partnership Agreement, the DownREIT Partnership Units and/or shares of Series F Preferred shall be held indefinitely. Contributor further understands that the DownREIT Partnership Units may not be sold, transferred or otherwise disposed of other than in accordance with the applicable provisions of the Partnership Agreement and that the shares of Series F Preferred may not be sold, transferred or otherwise disposed of other than in accordance with the applicable provisions of the Subscription Agreement. Notwithstanding the foregoing, Contributor shall be entitled to transfer the DownREIT Partnership Units to the Redeeming Partnership Unitholders in connection with the Redemption, subject to the terms and conditions of this Agreement.
(p)    Knowledge and Experience of Contributor. Contributor has such knowledge and experience in financial and business matters that Contributor is capable of evaluating the merits and risks of the prospective investment in the DownREIT Partnership Units and the shares of Series F Preferred, and Contributor is able to bear the economic consequences thereof.
(q)    Investment Decision. In making the decision to invest in the DownREIT Partnership Units and the shares of Series F Preferred, Contributor has relied upon its independent investigations and, to the extent believed by Contributor to be appropriate, Contributor’s advisors, including Contributor’s own professional, tax and other advisors, and has not relied upon any representation or warranty from Public REIT or Public OP or any of their respective directors, officers, employees, agents, affiliates or representatives with respect to the value of the DownREIT Partnership Units and the shares of Series F Preferred or the tax consequences of the Lighthouse Contribution.
(r)    Opportunity to Evaluate the Investment in DownREIT Partnership Units and Series F Preferred. Contributor and Contributor’s advisors, if any, have been given a full opportunity to examine all documents relating to the Lighthouse Contribution, and to ask questions of, and to receive answers from, Public REIT and Public OP and their representatives concerning the terms of the Lighthouse Contribution and such other information as Contributor desires in order to evaluate an investment in the DownREIT Partnership Units and the shares of Series F Preferred.
(s)    Accredited Investor. Contributor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.
(t)    Distributions Payable on Account of DownREIT Partnership Units. Contributor acknowledges and agrees that, in accordance with the Partnership Agreement, the first distribution paid to Contributor or the Redeeming Partnership Unitholders in respect of the DownREIT Partnership Units acquired pursuant to this Agreement shall be prorated based on the portion of the quarterly period in respect of which such distribution is paid that Contributor or the Redeeming Partnership Unitholders held such DownREIT Partnership Units, as more fully provided in the Partnership Agreement.
(u)    Mortgage Loans.
(i)    Exhibit C-1 contains a list of all of the material Arbor Park Mortgage Loan Documents that is true and correct in all material respects. Except as would not reasonably be expected to have a Properties Material Adverse Effect, (i) the Arbor Park Mortgage Loan Documents are in full force and effect, (ii)  the Contributor is not in breach or violation of, or default under, Arbor Park Mortgage Loan Documents, and (iii) to the Contributor’s knowledge, no event has occurred which would constitute a breach or violation of, or a default under, the Arbor Park Mortgage Loan Documents (in each case, with or without notice or lapse of time or both).
(ii)    Exhibit C-2 contains a list of all of the material Seminary Tower Mortgage Loan Documents that is true and correct in all material respects. Except as would not reasonably be expected to have a Properties Material Adverse Effect, (i) the Seminary Tower Mortgage Loan Documents are in full force and effect, (ii)  the Contributor is not in breach or violation of, or default under, Seminary Tower Mortgage Loan Documents, and (iii) to the Contributor’s knowledge, no event has occurred which would constitute a breach or violation of, or a default under, the Seminary Tower Mortgage Loan Documents (in each case, with or without notice or lapse of time or both).
(v)    Insurance. Contributor has insurance on the Lighthouse Acquisition Properties as set forth on Exhibit I.
(w)    Virginia Limited Liability Company Interests.
(i)    Contributor has good title to the Virginia Limited Liability Company Interests and such interests represent one hundred percent (100%) of the membership, management and other interests in each of the Virginia Limited Liability Companies.

(ii)    At the applicable Contribution Settlement or Sale/Exchange Settlement, Contributor will convey to DownREIT Partnership (or, as applicable, the Public Parties or their designee) the Virginia Limited Liability Company Interests free and clear of any and all claims, options, encumbrances, pledges, security interests, voting trusts or similar arrangements, liens, charges or other encumbrances.
(iii)    Following the applicable Contribution Settlement or Sale/Exchange Settlement, Contributor will own no interest in any property of the Virginia Property Owners.
(iv)    There is no outstanding option, warrant, call, right or other agreement or commitment obligating Contributor to sell, deliver or transfer the Virginia Limited Liability Company Interests to any other Person.
(v)    Except as set forth in Schedule 4.01(w) hereto, each Virginia Property Owner is and always has been duly formed, validly existing, and in good standing in the state of its organization and in all other jurisdictions where it is qualified to do business, except where the failure to be in good standing would not reasonably be expected to have a Properties Material Adverse Effect; has no judgments or liens of any nature against it except Permitted Exceptions; is in compliance with all laws, regulations, and orders applicable to it and has received all permits necessary for it to operate, except where such failure to comply or failure to have a permit would not, individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect; is not aware of any pending or threatened litigation against it, except as would not, individually or in the aggregate, reasonably be expected to have a Properties Material Adverse Effect; has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed (if any) and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by it; is not involved in any dispute with any taxing authority; has never owned any property or assets other than the Lighthouse Acquisition Property currently owned by it and property and rights related thereto, and has never engaged in any business except the acquisition, development, ownership, holding, leasing, financing, management and operation of the applicable Lighthouse Acquisition Property, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding (other than ordinary course lawsuits (A) for matters that are covered by insurance the rights under which will be retained by such Virginia Property Owner subsequent to the Contribution Settlement or assigned by Contributor to such Virginia Property Owner upon the Contribution Settlement) or (B) with respect to the enforcement of rights against tenants of the applicable Lighthouse Acquisition Property); has no material contingent or actual obligations not related to the applicable Lighthouse Acquisition Property and the contingent or actual obligations for which it is liable have been incurred in the ordinary course of its business, are not past due, and shall be paid or provided for in full on or prior to the applicable Contribution Settlement or Sale/Exchange Settlement.
Section 4.02    Representations and Warranties of Public REIT and Public OP. To induce Contributor to enter into this Agreement, Public REIT and Public OP hereby jointly and severally represent and warrant to Contributor as follows:
(m)    Organization.
(i)    Public REIT is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The Articles of Restatement, as amended and supplemented (the “REIT Charter”) of Public REIT are in effect and no dissolution, revocation or forfeiture proceedings regarding Public REIT as applicable, have been commenced. Public REIT is duly qualified or licensed to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which the nature of the business it is conducting, or the ownership, leasing or operation of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Public REIT Material Adverse Effect. Public REIT has all requisite corporate power and authority to own, lease, encumber and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.
(ii)    Public OP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Public OP Partnership Agreement is in effect and no dissolution, revocation or forfeiture proceedings regarding Public OP have been commenced. Public OP is duly qualified or licensed to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which the nature of the business it is conducting, or the ownership, leasing or operation of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Public REIT Material Adverse Effect. Public OP has all requisite limited partnership power and authority to own, lease, encumber and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted.
(iii)    Immediately prior to and at the Contribution Settlement, DownREIT Partnership shall be a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Immediately prior to and at the Contribution Settlement, the Partnership Agreement for DownREIT Partnership shall be in effect and in substantially the form of Exhibit J attached hereto, and no dissolution, revocation or forfeiture proceedings regarding DownREIT Partnership shall have been commenced. Immediately prior to and at the Contribution Settlement, DownREIT Partnership shall be duly qualified or licensed to do business as a foreign limited liability company and shall be in good standing under the Laws of each jurisdiction in which the nature of the business it is conducting, or the ownership, leasing or operation of its properties, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a DownREIT Partnership Material Adverse Effect (as defined in Section 5.02(c)). Immediately prior to and at the Contribution Settlement, DownREIT Partnership shall have all requisite limited partnership power and authority to own, lease, encumber and operate its properties and to carry on its businesses as proposed by it to be conducted.
(n)    Capitalization.
(i)    As of the date of this Agreement, the total number of shares of stock of all classes which Public REIT has authority to issue is 400,000,000 shares, consisting of: (i) 350,000,000 shares of common stock, par value $0.01 per share, of which, as of June 22, 2015, 259,089,595 shares were issued and outstanding, and (ii) 50,000,000 shares of preferred stock, without par value, of which, as of June 22, 2015, 5,267,995 shares were issued and outstanding.
(ii)    Immediately prior to the Contribution Settlement, Public REIT will be the sole general partner of DownREIT Partnership and will own 100% of the general partnership interest in DownREIT Partnership. Immediately prior to the Contribution Settlement, (i) common limited partnership interests in DownREIT Partnership may be issued and outstanding which are held by “UDR Partners” (as defined in the DownREIT Partnership Agreement”) having a value determined in accordance with the Contribution Agreement, and (ii) no preferred limited partnership interests in DownREIT Partnership will be issued and outstanding.
(o)    Authority.
(i)    Each of Public REIT and Public OP has all necessary corporate or limited partnership power and authority to execute and deliver this Agreement, the Tax Protection Agreement and the Registration Rights Agreement, as applicable, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. No other proceedings on the part of Public REIT or Public OP or any of their respective subsidiaries are necessary to authorize this Agreement, the Tax Protection Agreement or the Registration Rights Agreement, or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and, at the Contribution Settlement, the Tax Protection Agreement and the Registration Rights Agreement shall have been, duly and validly executed and delivered by each of the Public Parties party thereto and, assuming the due authorization, execution and delivery thereof by Contributor, constitutes a legal, valid and binding obligation of each of the Public Parties party thereto, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
(ii)    Public REIT has duly and validly authorized the execution and delivery of this Agreement, the Tax Protection Agreement and the Registration Rights Agreement and approved the consummation of the transactions contemplated hereby and thereby, and taken all corporate actions required to be taken by Public REIT for the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement.
(iii)    Public OP has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby and thereby, and taken all limited partnership actions required to be taken by Public OP for the consummation of the transactions contemplated by this Agreement and the Tax Protection Agreement.
(iv)    As of the Contribution Settlement, DownREIT Partnership shall have all necessary limited partnership power and authority to execute and deliver the Tax Protection Agreement, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. No other proceedings on the part of DownREIT Partnership or any of its subsidiaries shall be necessary to authorize the Tax Protection Agreement or to consummate the transactions contemplated hereby or thereby. At the Contribution Settlement, the Tax Protection Agreement shall have been duly and validly executed and delivered by DownREIT Partnership and, assuming the due authorization, execution and delivery thereof by Contributor, will constitute a legal, valid and binding obligation of DownREIT Partnership, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law). As of the Contribution Settlement, DownREIT Partnership shall have duly and validly authorized the execution and delivery of the Tax Protection Agreement and approved the consummation of transactions contemplated hereby and thereby, and taken all limited partnership actions required to be taken by DownREIT Partnership for the consummation of the transactions contemplated by this Agreement and the Tax Protection Agreement. None of the representations and warranties made in this Agreement by the Public Parties with respect to subsidiaries of DownREIT Partnership shall relate to the Virginia Property Owners.
(v)    The DownREIT Partnership Units that will be issued to the Contributor pursuant to this Agreement will be prior to their issuance duly authorized, and will be on the date of their issuance, validly issued and fully paid, free and clear of any liens (subject however to the provisions applicable thereto in the Partnership Agreement, as the same may be amended from time to time), and will not have been issued in violation of any preemptive rights under applicable Law or the applicable organizational documents of DownREIT Partnership.
(vi)    Upon issuance thereof, the shares of Series F Preferred issued to the Contributor by Public REIT and the Common Stock issuable in exchange for the DownREIT Partnership Units upon the redemption of such DownREIT Partnership Units in accordance with the terms of the Partnership Agreement will be duly authorized, validly issued, fully paid and nonassessable, and not subject to preemptive or similar rights created by statute or, except as set forth in the REIT Charter or any agreement to which Public REIT is a party or by which it is bound.
(p)    No Conflict; Required Filings and Consents.
(i)    The execution and delivery of this Agreement, the Tax Protection Agreement and the Registration Rights Agreement by each of Public REIT, Public OP and DownREIT Partnership (to the extent a party thereto) does not, and the performance by each Public REIT, Public OP and DownREIT Partnership of its respective obligations hereunder and thereunder will not, (i) conflict with or violate the REIT Charter, the Partnership Agreement of Public OP or the Partnership Agreement of DownREIT Partnership, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.02(d)(ii) have been obtained and all filings and obligations described in Section 4.02(d)(ii) have been made, conflict with or violate any Law applicable to Public REIT, Public OP or DownREIT Partnership, or by which any of their respective properties or assets is bound, or (iii) require any consent or result in any violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of their respective properties or assets pursuant to, any Contract or Permit to which Public REIT, Public OP or DownREIT Partnership is a party or by which Public REIT, Public OP or DownREIT Partnership or any of their respective properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Public REIT Material Adverse Effect or a DownREIT Partnership Material Adverse Effect.
(ii)    The execution and delivery of this Agreement, the Tax Protection Agreement and the Registration Rights Agreement by each of the Public Parties and DownREIT Partnership (to the extent a party thereto) does not, and the performance by the Public Parties and DownREIT Partnership of their respective obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, (B) any filings required under the rules and regulations of the NYSE, and (C) the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Lighthouse Parties or any of the Company Subsidiaries, the Buyer Parties, the Public Parties and DownREIT Partnership are qualified to do business; (ii) filings as may be required in connection with Transfer Taxes; and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Public REIT Material Adverse Effect or a DownREIT Partnership Material Adverse Effect.
(q)    SEC Filings; Financial Statements.
(i)    Public REIT has filed all forms, reports and documents (including all exhibits) required to be filed by it since January 1, 2012 (the “Public SEC Reports”). The Public SEC Reports, each as amended prior to the Effective Date, (i) have been prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations promulgated thereunder, and (ii) did not, when filed as amended prior to the Effective Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(ii)    Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Public SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of unaudited statements, to normal and recurring year-end adjustments), the consolidated financial position, results of operations and cash flows of Public REIT and its consolidated subsidiaries, taken as a whole, as of the respective dates thereof or for the respective periods indicated therein, as applicable, in each case, except as otherwise noted therein or to the extent such financial statements have been modified or superseded by later Public SEC Reports filed prior to the date of this Agreement.
(r)    Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Public Parties, threatened in writing against Public REIT or Public OP or any of their subsidiaries or any of their properties or assets or any director or officer of Public REIT or Public OP or any of their subsidiaries, in their capacity as a director or officer of Public REIT or Public OP or any of their subsidiaries, in each case, for whom Public REIT or Public OP or any of their subsidiaries may be liable, except as would not, individually or in the aggregate, have a Public REIT Material Adverse Effect or a DownREIT Partnership Material Adverse Effect. None of Public REIT or Public OP or any of their subsidiaries is subject to any Order, except as would not, individually or in the aggregate, reasonably be expected to have a Public REIT Material Adverse Effect or a DownREIT Partnership Material Adverse Effect.
(s)    REIT Status.
(i)    Public REIT is organized and operates in conformity with the requirements for qualification as a REIT under the Code.
(ii)    As of the Contribution Settlement, since its formation, DownREIT Partnership shall have been classified, for U.S. federal income tax purposes, as a disregarded entity or partnership and not as an association taxable as a corporation.
(t)    Brokers. Prior to the Closing, the Public Parties will not be responsible for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Public REIT or Public OP or any of their subsidiaries.
(u)    Information Supplied. None of the information supplied by Public REIT or Public OP or any Affiliate of Public REIT specifically for inclusion or incorporation by reference in the Proxy Statement or the Other Filings (including the Confidential Offering Memorandum) will, in the case of the Proxy Statement, (i) at the date any such document is first mailed to the Company Stockholders, (ii) at the time of the Company Stockholders Meeting or (iii) at the time of any amendment or supplement thereof, and, in the case of any Other Filing (including the Confidential Offering Memorandum), at the date it is first mailed to the Company Stockholders or holders of interests in any Company Subsidiary or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Public REIT or Public OP with respect to statements made or incorporated by reference therein based on information supplied by any Person other than Public REIT or any Affiliate of Public REIT in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein.
(v)    Property.
(vi)    The owner of each UDR Contribution Property (each, a “UDR Property Owner”) is the sole owner of such UDR Contribution Property and has good and marketable fee simple title to each of the UDR Contribution Properties, free and clear of Liens, except for UDR Property Permitted Exceptions and any other limitations of any kind, if any, that would not individually or in the aggregate, reasonably be expected to have a DownREIT Partnership Material Adverse Effect.
(vii)    The UDR Contribution Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title except for Permitted Exceptions and any other limitations of any kind, if any, that would not individually or in the aggregate, reasonably be expected to have a DownREIT Partnership Material Adverse Effect.
(viii)    No material certificate, permit or license from any Governmental Authority having jurisdiction over any of the UDR Contribution Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the UDR Contribution Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the UDR Contribution Properties has not been obtained and is not in full force and effect, and except for such failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, reasonably be expected to have a DownREIT Partnership Material Adverse Effect and (B) neither the Public Parties nor any of their subsidiaries has received written notice of any violation of any Law or any investigation relating to a possible violation of Law affecting any of the UDR Contribution Properties issued by any Governmental Authority which have not been cured, contested in good faith or which violations would, individually or in the aggregate, reasonably be expected to have a DownREIT Partnership Material Adverse Effect.
(ix)    Neither Public Parties nor any of their subsidiaries has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the UDR Contribution Properties, except for any such proceedings that have been initiated in connection with the development or redevelopment of any of the UDR Contribution Properties, or (B) any Laws including any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or similar Law, code, ordinance, order or regulation has been violated for any UDR Contribution Property, which in the case of clauses (A) and (B) above, would, individually or in the aggregate, reasonably be expected to have a DownREIT Partnership Material Adverse Effect.
(x)    Neither Public Parties nor any of their subsidiaries has (A) granted or is bound by or subject to the terms of any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of a UDR Contribution Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a UDR Contribution Property or any portion thereof that would materially adversely affect DownREIT Partnership or its subsidiary’s ownership or right to use a UDR Contribution Property, or (B) entered into any contract for sale, ground lease or letter of intent to sell or ground lease any UDR Contribution Property or any portion thereof. To the extent that any UDR Contributed Party is contributed by an assignment of ownership interests, the foregoing representation shall be deemed to apply to any assignment of ownership interests.

(w)    Compliance with Laws. None of the UDR Contribution Properties nor any UDR Property Owner is in conflict with, or in default, breach or violation of, (i) any Laws applicable to a UDR Property Owner by which any UDR Contribution Property is bound or (ii) any Permit, except for any such conflicts, defaults, breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a DownREIT Partnership Material Adverse Effect.
(x)    Environmental Matters. Except as disclosed in any public filing of Public REIT or would not in the aggregate, reasonably be expected to have a DownREIT Partnership Material Adverse Effect, to the knowledge of Public Parties, each UDR Property Owner (X) is in compliance with all, and, except for matters that have been fully and finally resolved, has not violated any, Environmental Laws relating to any UDR Contribution Property, (Y) holds all permits, approvals, licenses and other authorizations required under any applicable Environmental Law to own or operate the UDR Contribution Properties as currently owned and operated and to carry on its business as it is now being conducted (“Environmental Permits”), and (Z) is in compliance with all of, and, except for matters that have been fully and finally resolved, has not violated any of, its respective Environmental Permits related to any UDR Contribution Properties. This Section 4.03(l) contains the sole and exclusive representations and warranties of Contributor with respect to environmental matters.
(y)    Contributed UDR Property Owner Interests.
(i)    The applicable UDR Partner has good title to the interests in the Contributed UDR Property Owner Interests and such interests represent one hundred percent (100%) of the membership, management and other interests in each of the Contributed UDR Property Owners.
(ii)    At or prior to the Contribution Settlement, the applicable UDR Partner will convey to DownREIT Partnership the Contributed UDR Property Owner Interests free and clear of any and all claims, options, encumbrances, pledges, security interests, voting trusts or similar arrangements, liens, charges or other encumbrances.
(iii)    Following the Contribution Settlement, the applicable UDR Partner will own no interest in any property of the Contributed UDR Property Owners, other than through its ownership of DownREIT Partnership Units.
(iv)    There is no outstanding option, warrant, call right or other agreement or commitment obligating the applicable UDR Partner to sell, deliver or transfer the Contributed UDR Property Owner Interests to any other Person.
(v)    Each Contributed UDR Property Owner is duly formed, validly existing, and in good standing in the state of its organization and in all other jurisdictions where it is qualified to do business, except where the failure to be in good standing would not reasonably be expected to have a DownREIT Partnership

Material Adverse Effect; has no judgments or liens of any nature against it except UDR Property Permitted Exceptions or other matters that would not reasonably be expected to have a DownREIT Partnership Material Adverse Effect; is in compliance with all laws, regulations, and orders applicable to it and has received all permits necessary for it to operate, except where such failure to comply or failure to have a permit would not, individually or in the aggregate, reasonably be expected to have a DownREIT Partnership Material Adverse Effect; is not aware of any pending or threatened litigation against it except as would not, individually or in the aggregate, reasonably be expected to have a DownREIT Partnership Material Adverse Effect; has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed (if any) and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by it except where the failure to so file or pay would not reasonably be expected to have a DownREIT Partnership Material Adverse Effect; is not involved in any dispute with any taxing authority except for disputes which, if resolved in a manner adverse to such Contributed UDR Property Owner would not reasonably be expected to have a DownREIT Partnership Material Adverse Effect; has never engaged in any business except transacting lawful business; is not now party to any lawsuit, arbitration, summons, or legal proceeding (other than ordinary course lawsuits with respect to the enforcement of rights against tenants of the applicable UDR Contribution Property or other matters that are covered by insurance); and has no material contingent or actual obligations not related to the applicable UDR Contribution Property and the contingent or actual obligations for which it is liable have been incurred in the ordinary course of its business or are obligations that would not reasonably be expected to have a DownREIT Partnership Material Adverse Effect.
ARTICLE V

CONDITIONS TO CLOSING
Section 5.01    Conditions Precedent of the Public Parties. The Public Parties’ obligations under this Agreement are subject to the satisfaction of the following conditions precedent:
(z)    All of the conditions to the obligations of the Lighthouse Parties and the Buyer Parties set forth in Sections 9.01, 9.02 and 9.03 of the Merger Agreement (other than (i) the conditions set forth in Sections 9.01(d) and (e) of the Merger Agreement and (ii) such conditions in the Merger Agreement that, by their nature, are to be satisfied at the Closing under the Merger Agreement, but with such conditions referenced in this clause (ii) being capable of being satisfied) shall have been satisfied or waived by the Lighthouse Parties or the Buyer Parties, as applicable.
(aa)    Contributor shall have complied in all material respects with all of the obligations, covenants or agreements required to be performed or complied with by it under this Agreement prior to the applicable Contribution Settlement or Sale/Exchange Settlement.

(bb)    (i) The representations and warranties of Contributor set forth in Sections 4.01(a), 4.01(b)(ii) and 4.01(d) shall be true and correct in all respects (other than in de minimis and immaterial respects) as of the Effective Date and as of the applicable Contribution Settlement or Sale/Exchange Settlement as if then made and (ii) all of Contributor’s other representations and warranties made in Section 4.01 of this Agreement shall be true and correct as of the Effective Date and as of the applicable Contribution Settlement or Sale/Exchange Settlement as if then made except in the case of the foregoing clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Properties Material Adverse Effect” set forth in such representations and warranties) does not have, individually or in the aggregate, a Properties Material Adverse Effect; and the Public Parties shall have received a certificate signed by an authorized officer of Contributor, dated the date of the applicable Contribution Settlement or Sale/Exchange Settlement, to the effect set forth in this Section 5.01(c) and Section 5.01(b) above. For purposes of this Agreement, “Properties Material Adverse Effect” means any effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, (1) is or would be reasonably expected to be materially adverse to the Lighthouse Acquisition Properties (and, where applicable, the related Limited Liability Company Interests), taken as a whole, other than any effect, event, development or change arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in real estate capitalization rates and interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Lighthouse Acquisition Properties are located (unless, and only to the extent, such effect, event, development or change affects the Lighthouse Acquisition Properties in a materially disproportionate manner as compared to similar multifamily residential real estate properties in the United States), (iii) changes in GAAP, (iv) the announcement or pendency of the Mergers, the Lighthouse Contribution or any of the other transactions contemplated by the Merger Agreement or this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers or lenders, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects the Lighthouse Acquisition Properties in a materially disproportionate manner as compared to other similar multifamily residential real estate properties in the United States), (vi) earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects the Lighthouse Acquisition Properties, in a materially disproportionate manner as compared to similar multifamily residential real estate properties in the United States), (vii) any suit, claim, Action or proceedings brought, asserted or threatened by or on behalf of any holder or holders of capital stock, units or other equity interests in Lighthouse Parent or its Subsidiaries arising out of or relating to the Mergers or any of the other transactions contemplated by this Agreement or the Merger Agreement, (viii) any failure of Lighthouse Parent to meet any internal or external projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any effect, event development or change giving rise to such failure may be taken into account in determining whether there has been a Properties Material Adverse Effect), (ix) any effects, events, developments or changes that affect the multifamily residential real estate industry generally (unless, and only to the extent, such effect, event, development or change affects the Lighthouse Acquisition Properties in a materially disproportionate manner as compared to similar multifamily residential real estate properties in the United States), (x) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement or the Merger Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Lone Star Parent or Public REIT, as applicable, (xi) any damage or destruction of property of Lighthouse Parent or its Subsidiaries for which substantially all of the losses related thereto are covered by insurance, or (xii) any effects, events, developments or changes that, assuming the applicable Contribution Settlement or Sale/Exchange Settlement were to take place, would no longer be materially adverse to the Lighthouse Acquisition Properties (and, where applicable, the related Limited Liability Company Interests), taken as a whole, immediately following the applicable Contribution Settlement or Sale/Exchange Settlement; or (2) will prevent, or materially hinder, Contributor from performing its obligations hereunder or consummating transactions contemplated by this Agreement. The Public Parties and Contributor acknowledge and agree that for the purposes of determining whether a Properties Material Adverse Effect has occurred for purposes of the condition precedent set forth in this Section 5.01(d) or the condition precedent set forth in Section 5.01(e), the references in the above definition to “Lighthouse Acquisition Properties” shall be deemed to refer to the Lighthouse Conveyance Properties (and, in the case of any Limited Liability Company Interests that are Lighthouse Conveyance Properties, the Lighthouse Acquisition Properties that are owned by the Property Owners to which such Limited Liability Company Interests relate, as the context may require).
(cc)    Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had a Properties Material Adverse Effect.
(dd)    Contributor shall have made the deliveries required by Section 6.03 and shall have delivered to the Public Parties a certificate signed by an authorized officer of Contributor dated the date of the applicable Contribution Settlement or Sale/Exchange Settlement to the effect set forth in Section 5.01(c).
(ee)    No Governmental Authority shall have (i) enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated by this Agreement (including the Mergers and the Redemption) illegal or prohibiting consummation of the transactions contemplated hereby (including the Mergers and the Redemption), or (ii) instituted any Action which is then pending that challenges or seeks to enjoin or make illegal or otherwise prohibit or materially delay the consummation of the transactions contemplated hereby (including the Mergers and the Redemption).

Section 5.02    Conditions Precedent of Contributor. Contributor’s obligations under this Agreement are subject to the satisfaction of the following conditions precedent:
(a)    All of the conditions to the obligations of the Lighthouse Parties set forth in Sections 9.01 and 9.03 of the Merger Agreement (other than (i) the conditions set forth in Sections 9.01(d) and (e) of the Merger Agreement and (ii) such conditions in the Merger Agreement that, by their nature, are to be satisfied at the Closing of the Merger Agreement, but with such conditions referenced in this clause (ii) being capable of being satisfied) shall have been satisfied or waived by the Lighthouse Parties.
(b)    Public OP and Public REIT shall have complied in all material respects with all of the obligations, covenants or agreements required to be performed or complied with by them under this Agreement prior to the applicable Contribution Settlement or Sale/Exchange Settlement.
(c)    (i) The representations and warranties of Public REIT and Public OP set forth in Sections 4.02(a) and (c) of this Agreement shall be true and correct in all respects (other than in de minimis and immaterial respects) as of the Effective Date and as of the applicable Contribution Settlement or Sale/Exchange Settlement as if then made and (ii) all of Public OP’s and Public REIT’s other representations and warranties made in Section 4.02 of this Agreement shall be true and correct as of the Effective Date and as of the applicable Contribution Settlement or Sale/Exchange Settlement as if then made except in the case of the foregoing clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Public REIT Material Adverse Effect” or “DownREIT Partnership Material Adverse Effect” set forth in such representations and warranties) does not have, individually or in the aggregate, a Public REIT Material Adverse Effect or a DownREIT Partnership Material Adverse Effect; and Contributor shall have received a certificate signed by an authorized officer of Public REIT, dated the date of the applicable Contribution Settlement or Sale/Exchange Settlement, to the effect set forth in this Section 5.02(c) and Section 5.02(b) above. For purposes of this Agreement, “DownREIT Partnership Material Adverse Effect” means any effect, event, development or change (other than arising from the contribution of the Lighthouse Conveyance Properties) that, individually or in the aggregate with all other effects, events, developments or changes, (1) is or would be reasonably expected to be materially adverse to DownREIT Partnership, taken as a whole (after giving effect to the UDR Contribution), other than any effect, event, development or change arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in real estate capitalization rates and interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which DownREIT Partnership conducts its business (unless, and only to the extent, such effect, event, development or change affects DownREIT Partnership in a materially disproportionate manner as compared to similar multifamily residential real estate properties in the United States), (iii) changes in GAAP, (iv) the announcement or pendency of the Mergers, the Lighthouse Contribution or any of the other transactions contemplated by the Merger Agreement or this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers or lenders, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects DownREIT Partnership in a materially disproportionate manner as compared to other similar multifamily residential real estate properties in the United States), (vi) earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects DownREIT Partnership in a materially disproportionate manner as compared to similar multifamily residential real estate properties in the United States), (vii) any failure of DownREIT Partnership to meet any internal or external projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any effect, event development or change giving rise to such failure may be taken into account in determining whether there has been a DownREIT Partnership Material Adverse Effect), (viii) any effects, events, developments or changes that affect the multifamily residential real estate industry generally (unless, and only to the extent, such effect, event, development or change affects DownREIT Partnership in a materially disproportionate manner as compared to similar multifamily residential real estate properties in the United States), or (ix) any damage or destruction of property of DownREIT Partnership for which substantially all of the losses related thereto are covered by insurance; or (2) will prevent, or materially hinder, DownREIT Partnership from performing its obligations hereunder or consummating transactions contemplated by this Agreement.
(d)    Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had a Public REIT Material Adverse Effect or a DownREIT Partnership Material Adverse Effect.
(e)    The Public Parties shall have caused (or shall concurrently be causing) the UDR Contribution Properties and the other assets to be contributed to the DownREIT Partnership in accordance with Section 1.05.
(f)    The Public Parties shall have performed (or shall concurrently be performing) their obligations under the Tax Protection Agreement in all material respects.
(g)    The Public Parties and DownREIT Partnership shall have made (or caused to be made) the deliveries required by Section 6.04, Section 6.05 and Section 6.06 and shall have delivered to Contributor a certificate signed by an authorized officer of Public REIT dated the date of the applicable Contribution Settlement or Sale/Exchange Settlement to the effect set forth in Section 5.02(c).
(h)    Public REIT shall have issued to Contributor the right, but not the obligation, to subscribe for and receive such number of shares of Series F Preferred equal to the number of Lighthouse DownREIT Partnership Units, and Contributor shall have paid the consideration therefore to Public REIT, as described in Section 7.05.

Section 5.03    Compliance with the Montgomery County Tenant Displacement Ordinances.
(c)    The Parties acknowledge that the Merger and/or the contribution, sale or Exchange of the Maryland Acquisition Properties are subject to the requirements imposed by Section 11C-18 and Chapter 53A of the Code of Ordinances (said referenced sections, the “Ordinances”) of Montgomery County, Maryland (the “County”), pursuant to which the County and certain other entities, organizations and persons (the County and such other entities, organizations and persons, collectively, the “Rights Holders”) are entitled to notice of any sale of certain rental housing projects in the County, and have a right of first refusal to acquire such a project on substantially the same terms and conditions as a pending bona fide contract of sale from a third party to buy the rental housing.
(d)    Contributor shall give all notices required under the Ordinances not later than five (5) days after the execution of this Agreement, and shall comply with all obligations applicable to it as the seller of a rental housing project under the Ordinances. Contributor shall deliver to the Public Parties a copy of all notices that it delivers and receives pursuant to the Ordinances.
(e)    If any one or more of the Rights Holders elect to exercise its right of first refusal in accordance with the Ordinances with respect to any Maryland Acquisition Properties, or elect to pursue any other rights under the Ordinances, or bring any action or proceeding, the effect of which would prevent or delay the sale of any Maryland Acquisition Property to the Public Parties or DownREIT Partnership by the time scheduled for the Contribution Settlement (any such project with respect to which such rights have been exercised being referred to herein as a “Rights Impacted Property”), then, the applicable Rights Impacted Property shall be an Excluded Property, and in substitution therefor, the Lighthouse Acquisition Properties shall include one or more of the following properties, and the Property Owners and Virginia Property Owners shall include the following property owners, in each case only to the extent provided for on Schedule 5.03 attached hereto:
(i)    That certain apartment project commonly known as the Seminary Hill, located in Alexandria, Virginia, the legal description of which is attached hereto as Exhibit A-7 (the “Seminary Hill Project”) consisting of a 296 unit multifamily residential complex. The wholly owned limited liability company subsidiary of Contributor that owns the Seminary Hill Project is Home Properties Seminary Hills, LLC, a Virginia limited liability company (the “Seminary Hills Property Owner”);
(ii)    That certain apartment project commonly known as Seminary Towers, located in Alexandria, Virginia, the legal description of which is attached hereto as Exhibit A-8 (the “Seminary Towers Project”) consisting of a 545unit multifamily residential complex. The wholly owned limited liability company subsidiary of Contributor that owns the Seminary Towers Project is Home Properties Seminary Towers, LLC, a Virginia limited liability company (the “Seminary Towers Property Owner”); and

(iii)    That certain apartment project commonly known as the Park Shirlington Apartments, located in Arlington, Virginia, the legal description of which is attached hereto as Exhibit A-9 (the “Park Shirlington Project”) consisting of a multifamily residential complex. The wholly owned limited liability company subsidiary of Contributor that owns the Park Shirlington Project is Home Properties Park Shirlington LLC, a limited liability company (the “Park Shirlington Property Owner”).
In the event that either or both of the Maryland Acquisition Properties become a Rights Impacted Property, the adjustments to this Agreement provided for on Schedule 5.03 attached hereto shall apply.
(f)    Contributor shall keep the Public Parties reasonably informed as to any developments with respect to the exercise or purported exercise of rights by any Rights Holder with respect to any Maryland Acquisition Property.
(g)    The Parties acknowledge and agree that the Public Parties have no obligation to offer to provide a written agreement as contemplated by Section 53A-5 of the Ordinances in order to attempt to avoid the application of the Ordinances to the Eleven55 Project or the 1200 East West Project.
ARTICLE VI

CLOSING
Section 6.01    Closing. The consummation of the Aggregate Contribution and the Redemption (the “Contribution Settlement”) and, then, the consummation of the sale or exchange of the Sale Properties and the Exchange Properties, if applicable (the “Sale/Exchange Settlement”) shall occur over two successive Business Days, with the Aggregate Contribution and the Redemption to occur on the first Business Day and the Sale/Exchange Settlement to occur on the second Business Day. The Contribution Settlement shall occur on the date that is one Business Day after all of the conditions set forth in Sections 5.01 and 5.02 shall have been satisfied or waived by the Party entitled to the benefit of the same, or at such other time and on such dates as agreed to by the Parties. Possession of each of the Lighthouse Contribution Properties and UDR Contribution Properties that are being conveyed in connection with the UDR Contribution shall be delivered to DownREIT Partnership at the Contribution Settlement, and possession of each of the Sale Properties and the Exchange Properties, if applicable, shall be delivered to the Public Parties or their designee at the Sale/Exchange Settlement. As used in this Agreement, (i) “Conveyance Properties” shall mean the Lighthouse Conveyance Properties, the UDR Contribution Properties that are being conveyed in connection with the UDR Contribution, and in the case of any limited liability company interests that are being conveyed in connection with the Lighthouse Contribution or the UDR Contribution, the applicable properties that are owned by the title holders to which such limited liability company interests relate, as the context may require, (ii) “Settlement” shall mean the applicable Contribution Settlement or Sale/Exchange Settlement; (iii) “Transferor” shall mean the applicable party that is conveying the applicable Conveyance Property, and (iv) “Transferee” shall mean the applicable party to which the applicable Conveyance Property is being transferred.

Section 6.02    Prorations. All rents and other income from the applicable Conveyance Properties, including without limitation any initial lump sum or disproportionate payments which shall be allocable over the term of any agreement to which such payments relate, and real estate and personal property ad valorem taxes, and other operating expenses from the applicable Conveyance Properties shall be prorated on the basis of a 365 day year through the day preceding the applicable Settlement. If the applicable Settlement is extended by mutual agreement, all adjustments shall be made as of the day prior to the extended date. All adjustments with respect to the Lighthouse Conveyance Properties shall be made to the cash portion of the Lighthouse Acquisition Consideration that is payable pursuant to Section 1.02(a)(iii). All adjustments with respect to the UDR Contribution Properties that are being conveyed in connection with the UDR Contribution shall be made by crediting or debiting the value for which such properties are being credited in connection with such contribution to DownREIT Partnership. All adjustments with respect to Sale Properties and Exchange Properties shall be made in cash. Without limitation upon the following, the following items shall be adjusted or prorated between the applicable Transferor and Transferee as set forth below:
(h)    Real estate and personal property taxes and assessments for the year in which the applicable Settlement is held will be prorated on the basis of a 365 day year through the day preceding the applicable Settlement. Any taxes paid at or prior to the applicable Settlement shall be prorated based upon the amounts actually paid. If taxes and assessments due and payable during the year of the applicable Settlement have not been paid before the applicable Settlement, the applicable Transferor shall be charged at the applicable Settlement an amount equal to that portion of such taxes and assessments which relates to the period before the applicable Settlement and the Transferee shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed on the last ascertainable tax bill. To the extent that the actual taxes and assessments for the current year for any Conveyance Properties differ from the amount apportioned at the applicable Settlement, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after the Transferee presents to the applicable Transferor a copy of the final tax bill, the Transferee’s calculation of the proration of the taxes and assessments and appropriate back-up materials related to the calculation. In addition, the applicable Transferor may inspect the Transferee’s books and records related to the Conveyance Properties to confirm the Transferee’s calculation. The applicable Transferor shall receive the entire advantage of any discounts for the prepayment by it of any taxes. Assessments for improvements, if any, completed prior to the date of the applicable Settlement hereunder, whether assessment therefor has been levied or not, will be paid by the applicable Transferor or allowance made therefore at the time of the applicable Settlement. If, at the time of the applicable Settlement, any of the Conveyance Properties or any part thereof is or has been affected by assessments for prior years that are or may become payable in annual installments after the applicable Settlement or are then a charge or lien, then for purposes of this Agreement all the unpaid installments of those assessments, including those which are to become due and payable after the applicable Settlement, will be considered to be due and payable and to be liens upon the Conveyance Properties, and shall be paid and discharged by the applicable Transferor at the applicable Settlement.
(i)    Service Contracts and utility charges (not otherwise directly paid by tenants) and any other operating expenses of the Conveyance Properties shall be determined to the day preceding the applicable Settlement (with respect to utilities, (i) on the basis of the most recent meter reading occurring prior to the applicable Settlement or if unmetered on the basis of a current bill for each such utility, in each instance as furnished by the applicable Transferor, and (ii) as further adjusted when the bills for the current period are issued) and paid by the applicable Transferor and appropriate prorations shall be made with respect to the Assumed Contracts. The applicable Transferor shall be entitled to retain all up-front fees and other payments received by the applicable Transferor (or its affiliates or predecessors) pursuant to, or in connection with, any Service Contracts or utilities prior to the applicable Settlement. Recoveries from the utility expense reimbursements payable by tenants regardless of whether or not billed or collected by the applicable Transferor (or a third party service provided) shall be prorated based upon, and shall relate back to, the months in which the expenses were incurred.
(j)    All prepaid rents shall be prorated and to the extent relating to a period after the applicable Settlement, paid to the Transferee at the applicable Settlement. All other rents and other income from the Conveyance Properties collected by the applicable Transferor during the month of the applicable Settlement shall first be applied to the month of the applicable Settlement for the purpose of prorations. The Transferee shall receive a credit against the cash portion of the Lighthouse Acquisition Consideration that is payable pursuant to Section 1.02(a)(iii) in an amount equal to all cash deposits or fees actually received by the applicable Transferor (or its affiliates or predecessors) and refundable to any tenant of the Conveyance Properties (and interest, if any, required to be paid by law or any Lease) and not otherwise applied in accordance with the applicable Lease. The applicable Transferor shall be entitled to retain all non-refundable deposits received by the applicable Transferor in connection with the Leases executed prior to the applicable Settlement.
(k)    Delinquent rents and other charges which are past due at the applicable Settlement shall not be prorated and the Transferee shall remit those amounts if, as and when collected by the Transferee; provided, however, that if such a payment is received by the Transferee, such payment shall be applied by the Transferee first to current rents, then to any rents or other sums that are past due by such resident from and after the applicable Settlement and only then to the payment of any delinquencies that occurred prior to the applicable Settlement. The Transferee will make a good faith effort after the applicable Settlement to collect all such rents and other charges in the usual course of the Transferee’s operation of the Conveyance Properties (and shall remit any such amounts collected to the applicable Transferor), but the Transferee will not be obligated to institute any lawsuit or other collection procedures to collect such delinquent rents. The applicable Transferor may attempt to collect any delinquent rents owed to the applicable Transferor and may institute any lawsuit or collection procedures, but may not evict any tenant, seek to terminate any Lease or violate any tenant’s right to quiet enjoyment. In the event that there shall be any rents or other charges under any Leases which, although relating to a period prior to the applicable Settlement, do not become due and payable until after the applicable Settlement or are paid prior to the applicable Settlement but are subject to adjustment after the applicable Settlement (such as year-end operating expense reimbursements and the like), then any rents or charges of such type received or payable by the Transferee or its agents or the applicable Transferor or its agents subsequent to the applicable Settlement based on a final adjustment with the applicable tenant shall, to the extent applicable to a period including the applicable Settlement, be prorated between the applicable Transferor and the Transferee as of the applicable Settlement and, as applicable, the applicable Transferor’s or the Transferee’s portion thereof shall be remitted promptly to such party by the other.
(l)    The applicable Transferor shall be responsible for the payment of all (i) capital expenditures for work performed with respect to the Conveyance Properties that are due and payable prior to the applicable Settlement and, in the case of the Courts at Dulles Project, the Eleven55 Project and the Seminary Hill Project, for the costs of repair and restoration of the damage occurring to such projects from the events of fire and water intrusion identified on Schedule 7.01(a)(vii)(y) attached hereto (provided that Contributor shall retain the rights with respect to claims under any of Contributor’s insurance policies that relate to such events of fire or water intrusion), and (ii) leasing commissions which become due and payable (whether before or after the applicable Settlement), if any, as a result of any Leases existing as of the Effective Date.  The Transferee shall be responsible for the payment of all (x) capital expenditures that are due and payable from and after the applicable Settlement, except as provided in subsection (i) above and (y) leasing commissions which become due and payable (whether before or after the applicable Settlement) as a result of any new Leases entered into after the Effective Date (or any renewals exercised prior to the applicable Settlement) and shall reimburse the applicable Transferor for all payments made by the applicable Transferor prior to the applicable Settlement for capital expenditures relating to work to be performed after the applicable Settlement and any such lease commissions.
(m)    The Transferee shall receive a credit against the cash portion of the Lighthouse Acquisition Consideration that is payable pursuant to Section 1.02(a)(iii) in an amount equal to any liabilities and unpaid expenses of the Virginia Property Owners that relate to periods prior to the applicable Settlement or that have been incurred inconsistent with the representations of Contributor set forth in Section 4.01(w).
Those incomes and expenses for which actual bills are available at the applicable Settlement, shall be prorated based on such actual bills. Those items for which actual bills are not available at the applicable Settlement, shall be prorated based upon good faith estimates by the applicable Transferor of the previous month's or year's bill(s), as applicable. Except as otherwise provided herein, any revenue or expense amount (other than as provided in clause (a) above) which cannot be ascertained with certainty (regardless of the reason for such inability) as of the applicable Settlement shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration one hundred eighty (180) days after the applicable Settlement, or as soon thereafter as the precise amounts can be ascertained. The Transferee shall promptly notify the applicable Transferor when it becomes aware that any such estimated amount has been ascertained.

Once all revenue and expense amounts have been ascertained, the Transferee shall prepare, and certify as correct, a final proration statement which shall be subject to the applicable Transferor’s approval, such approval not to be unreasonably withheld. Upon the applicable Transferor’s acceptance and approval of any final proration statement submitted by the Transferee, such statement shall be conclusively deemed to be accurate and final, provided that if approval is not timely received in order to enable the applicable Settlement to occur on the date set forth in Section 6.01, the Transferor’s estimate of the applicable amounts shall be used for purposes of the applicable Settlement.
Section 6.03    Contributor’s Deliveries. At or before the applicable Settlement, Contributor shall deliver the following to the DownREIT Partnership (in the case of the Lighthouse Contribution Properties) and to the Public Parties or their designee (in the case of the Sale Properties and the Exchange Properties, as applicable), or the Title Company, as the case may be:
(a)    A special warranty deed with respect to each Lighthouse Conveyance Property that is a Maryland Acquisition Property in customary form for the jurisdiction in which such Maryland Acquisition Property is located (each, a “Deed”);
(b)    A duly executed Bill of Sale and Assignment Agreement substantially in the form attached as Exhibit L (each, a “Bill of Sale”) with respect to each Lighthouse Conveyance Property that is a Maryland Acquisition Property;
(c)    An assignment of limited liability company interests with respect to each Lighthouse Conveyance Property consisting of Virginia Limited Liability Company Interests, in the form attached as Exhibit M (each, an “LLC Assignment”);
(d)    Executed Investor Letters and/or Subscription Agreements, as applicable, and fully completed Investor Questionnaires for each of the Redeeming Partnership Unitholders;
(e)    A certificate of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2) of the Code, duly executed by Contributor;
(f)    In connection with the Contribution Settlement, a settlement statement reflecting the portion of the Lighthouse Acquisition Consideration that is attributable to the Lighthouse Contribution Properties (as adjusted pursuant to this Agreement), all prorations and adjustments and all closing costs for the Aggregate Contribution, mutually agreeable to the parties hereto and prepared by the Title Company (the “Contribution Settlement Statement”), and in connection with the Sale/Exchange Settlement, a settlement statement reflecting the portion of the Lighthouse Acquisition Consideration that is attributable to the Sale Properties and Exchange Properties (as adjusted pursuant to this Agreement), all prorations and adjustments and all closing costs for the sale or Exchange of the Sale Properties and Exchange Properties, mutually agreeable to the parties hereto and prepared by the Title Company (the “Sale/Exchange Settlement Statement”), in each case, duly executed by Contributor; and

(g)    Copies of the Partnership Agreement, the Registration Rights Agreement and the Tax Protection Agreement, each executed by Contributor.
Section 6.04    DownREIT Partnership’s Deliveries upon the Contribution Settlement. At or before the Contribution Settlement, the Public Parties shall cause DownREIT Partnership to deliver the following to Contributor:
(a)    The portion of the Lighthouse Acquisition Consideration that is attributable to the Lighthouse Contribution Properties that is payable in the form of cash;
(b)    The Bill of Sale with respect to each Lighthouse Contribution Property that is a Maryland Acquisition Property;
(c)    The LLC Assignment with respect to each Lighthouse Contribution Property consisting of Virginia Limited Liability Company Interests;
(d)    The Contribution Settlement Statement, duly executed by DownREIT Partnership;
(e)    Certificates evidencing shares of Series F Preferred and/or other evidence of the issuance of Series F Preferred to the Contributor;
(f)    Copies of the Registration Rights Agreement and the Tax Protection Agreement, each executed by DownREIT Partnership and Public REIT; and
(g)    The Amendment, DownREIT Partnership Unit Certificates and/or other evidence of the issuance of DownREIT Partnership Units to the Contributor, in accordance with Section 1.05 of this Agreement.
Section 6.05    Public Parties’ Deliveries upon the Contribution Settlement. At or before the Contribution Settlement, the Public Parties shall deliver, or cause to be delivered, the following to DownREIT Partnership with respect to the UDR Contribution Properties:
(a)    For each UDR Contribution Properties that is contributed by conveyance of a fee interest, a deed and bill of sale substantially similar to the Deed and Bill of Sale in a form appropriate for the jurisdiction in which the applicable UDR Contribution Property is located;
(b)    For each UDR Contribution Property that is contributed by an assignment of limited liability interest, an assignment of limited liability company interests substantially similar to the LLC Assignment;
(c)    A certificate of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2) of the Code; and
(d)    A settlement statement relating to the UDR Contribution Properties.

Section 6.06    Public Parties’ Deliveries upon the Sale/Exchange Settlement. At or before the Sale/Exchange Settlement, the Public Parties shall deliver or cause to be delivered the following to Contributor:
(a)    The portion of the Lighthouse Acquisition Consideration that is attributable to the Sale Properties and the Exchange Properties that is payable in the form of cash;
(b)    The Bill of Sale with respect to each of the Sale Properties and the Exchange Properties that is a Maryland Acquisition Property;
(c)    The LLC Assignment with respect to each of the Sale Properties and the Exchange Properties consisting of Virginia Limited Liability Company Interests; and
(d)    The Sale/Exchange Settlement Statement, duly executed by the Public Parties.
Section 6.07    Reporting Person. The Parties agree, prior to the applicable Settlement, to designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder, provided that the Title Company accepts such designation, and agree to execute such documentation as is reasonably necessary to effectuate such designation.
ARTICLE VII

PRE AND POST CLOSING COVENANTS
Section 7.01    Pre-Closing Covenants of Contributor.
(n)    The Contributor agrees that, between the date of this Agreement and the applicable Settlement (the “Interim Period”), except (w) as required or expressly permitted by this Agreement or the Merger Agreement, (x) as set forth in this Section 7.01 (and any subsection thereto) of the Disclosure Schedule, (y) as requested by the Public Parties, or (z) with the prior written consent of the Public Parties (which consent shall not be unreasonably withheld, delayed or conditioned):
(iii)    Contributor shall cause to be paid in all material respects in the ordinary course of business consistent with past practice promptly when due all obligations under any outstanding written or oral contract made by Contributor for any improvements to the Lighthouse Acquisition Properties, other than any such obligations that are being contested in good faith and for which appropriate credits are provided to the applicable Transferee on the applicable Contribution Settlement Statement or Sale/Exchange Settlement Statement.
(iv)    Contributor shall cause the Property Owners to perform, in all material respects in the ordinary course of business consistent with past practice, the landlord's obligations under the Leases and to otherwise lease, insure, operate and maintain the Lighthouse Acquisition Properties in a prudent, businesslike manner in all material respects in the ordinary course of business consistent with past practice. Between the Effective Date and the applicable Settlement, Contributor shall promptly notify the Public Parties of any condemnation, environmental, zoning or other land-use regulation proceedings relating to the Lighthouse Acquisition Properties of which Contributor obtains knowledge, as well as any notices of violations of any laws relating to the Lighthouse Acquisition Properties of which Contributor obtains knowledge, and any litigation of which Contributor obtains knowledge that may affect the Lighthouse Acquisition Properties after the applicable Settlement.
(v)    Contributor shall perform in all material respects its obligations under the Arbor Park Mortgage Loan Documents and keep the Arbor Park Mortgage Loan in full force and effect, and shall not enter into any material modification of or supplement to the Arbor Park Mortgage Loan Documents (including, without limitation, any modification that would extend the period during which voluntary prepayments are prohibited or during which prepayments require the payment of a prepayment fee or premium or yield maintenance charge or increase the amount of any such prepayment fee, premium or yield maintenance charge or impose any new or additional prepayment fee, premium or yield maintenance charge or exit fee) without the Public Parties’ prior written consent. If the Seminary Tower Project is a Lighthouse Acquisition Property pursuant to Section 5.03, then, Contributor shall perform in all material respects its obligations under the Seminary Tower Mortgage Loan Documents and keep the Seminary Tower Mortgage Loan in full force and effect, and shall not enter into any material modification of or supplement to the Seminary Tower Mortgage Loan Documents (including, without limitation, any modification that would extend the period during which voluntary prepayments are prohibited or during which prepayments require the payment of a prepayment fee or premium or yield maintenance charge or increase the amount of any such prepayment fee, premium or yield maintenance charge or impose any new or additional prepayment fee, premium or yield maintenance charge or exit fee) without the Public Parties’ prior written consent.
(vi)    Contributor will not permit any Property Owner to enter into any new Contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.17 of the Disclosure Schedule to the Merger Agreement as a Material Contract and that will be an obligation affecting the Lighthouse Acquisition Properties subsequent to the applicable Settlement, other than (i) in connection with change orders related to any construction, development, redevelopment or capital expenditure projects affecting the Lighthouse Acquisition Properties that do not materially increase the cost of such projects, (ii) any renewal of a Material Contract listed on Schedule 7.01(c)(ii) in accordance with the terms of such Material Contract, (iii) any renewal of any of a Property Owner’s insurance policies upon its scheduled termination with the same insurers or insurers whose credit ratings and financial strength ratings respectively with S&P and A.M. Best meet or exceed the ratings of the current insurers and with reasonably comparable terms as currently in effect for which there shall be no material increase in the amount of any deductible, retention or other form of self‑insurance, or (iv) any Contract described on Schedule 7.01(c)(iv).
(vii)    Contributor shall not, after the Effective Date, sell or otherwise dispose of, or subject to any new Lien, any Lighthouse Acquisition Property other than (i) Permitted Exceptions incurred in the ordinary course of business consistent with past practice and (ii) pursuant to any sale described in Schedule 7.01(d).
(viii)    Prior to the applicable Settlement, neither Contributor, nor any affiliates of Contributor, shall buy, sell, short sell or otherwise trade in any securities of Public REIT.
(ix)    Contributor shall not (w) permit the issuance, sale, pledge or disposition of, or agree or commit to any of the foregoing, in respect of, any Virginia Limited Liability Company Interests or any options, warrants, convertible securities or other rights of any kind to acquire any Virginia Limited Liability Company Interests or any other equity interest of a Virginia Property Owner; (x) permit any Virginia Property Owner to incur Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for Indebtedness, except for (A) inter-company Indebtedness among any of the Lighthouse Parent and the Company Subsidiaries that will be paid in full prior to the applicable Settlement and (B) Indebtedness set forth in Schedule 7.01(a)(vii)(x)(B) and the Arbor Park Mortgage Loan and if applicable pursuant to Section 5.03, the Seminary Tower Mortgage Loan; (y) except as set forth in Schedule 7.01(a)(vii)(y) hereto, permit any Virginia Property Owner to authorize, or enter into any commitment for, any new material capital expenditure with respect to any Lighthouse Acquisition Property, other than emergency capital expenditures in the ordinary course consistent with past practice; or (z) adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution with respect to any Virginia Property Owner.
(x)    Contributor shall not, and shall not permit any Property Owner to, without the prior consent of the Public Parties, (i) waive, release, assign, settle or compromise any Action affecting any Lighthouse Acquisition Property, other than (A) as would not restrict in any material respect any Property Owner from conducting its business as currently conducted (except as required by Law) and does not involve payments by a Virginia Property Owner in excess of $500,000 with respect to any individual Action and $1,000,000 in the aggregate, or (B) in the ordinary course of business consistent with past practice, (ii) fail to use reasonable best efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with reasonably comparable insurance policies, to the extent available on commercially reasonable terms, covering the Lighthouse Acquisition

Properties, or (iii) initiate or consent to any material zoning reclassification of any Lighthouse Acquisition Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Lighthouse Acquisition Property.
(b)    The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give the Public Parties, directly or indirectly, the right to control or direct the operations of Contributor or any Company Subsidiaries prior to the applicable Settlement, (ii) prior to the applicable Settlement, Contributor and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations, and (iii) notwithstanding anything to the contrary in this Agreement, no consent of Public REIT or Public OP will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and any other applicable antitrust Laws.
(c)    Subject to applicable Law, during the Interim Period, the Contributor shall, and shall cause the Property Owners and the Representatives of the Contributor and the Property Owners to, afford Public REIT, Public OP, and their Representatives, following reasonable advance notice from Public REIT or Public OP to the Contributor in accordance with this Section 7.01(l), reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Contributor and each Property Owner, and all other financial, operating and other data and information as Public REIT or Public OP may reasonably request. Notwithstanding the foregoing, (i) neither the Contributor nor any Property Owner or Representative shall be required to provide such access if it reasonably determines that such access is reasonably likely to materially disrupt or impair the business or operations of the Contributor or any Property Owner and (ii) the foregoing shall not require the Contributor to disclose any information to the extent it reasonably determines that such disclosure is reasonably likely to (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) violate any applicable Law or any confidentiality obligation of such party (provided that the Contributor and the Property Owners shall use reasonable best efforts to obtain the consent from the applicable Third Party or enter into a customary joint defense agreement to enable the disclosure of such information).  No investigation conducted under this Section 7.01(l) shall affect or be deemed to modify any representation or warranty made in this Agreement. Prior to the applicable Settlement, Public REIT and Public OP shall not, and shall cause their Representatives and Affiliates not to, contact or otherwise communicate with parties with which the Contributor or the Property Owners have a business relationship (including tenants/subtenants) regarding the business of the Contributor or the Property Owners or this Agreement and the transactions contemplated hereby; provided that, after the Partnership Unitholder Approval has been obtained, Public REIT and Public OP shall be permitted, after consultation with the Contributor, to contact and communicate with parties with which the Property Owners have a business relationship (including tenants/subtenants) regarding the business of the Property Owners or this Agreement and the transactions contemplated hereby, and the Contributor shall be entitled to have

Representatives present at all times during any such contact or communication; provided further, that, for the avoidance of doubt, nothing in this Section 7.01(l) shall be deemed to restrict Public REIT, Public OP, their Representatives or their Affiliates from contacting such parties in pursuing the business of Public REIT and Public OP operating in the ordinary course.
(d)    During the Interim Period, Contributor shall provide to Public REIT, Public OP or any of their designees, subject to the review, comment and reasonable approval of the receiving party, all information that is necessary to complete the schedules attached to the Tax Protection Agreement and any other information that is reasonably requested by such receiving party to confirm the tax treatment of the transactions contemplated hereby. Public REIT and the DownREIT Partnership shall be entitled to rely conclusively on such information for purposes of satisfying their obligations under the Tax Protection Agreement without any duty of inquiry.
(e)    Following the Closing, Lone Star Parent shall cause Lighthouse Parent to provide Public OP with information in the possession of Lighthouse Parent and reasonably requested by Public OP to enable Public OP to prepare its books and records and tax returns for the year in which the Contribution Settlement occurs (including, without limitation, depreciation schedules of all carryover tax basis assets, a tax basis balance sheet (by property and in total) showing tax capital account balances and built-in gain by partner, any carrover outside basis adjustments by partner) and ascertain the income and franchise tax characteristics of the Redeeming Partnership Unitholders and Lighthouse Contribution Property. For a period of 120 days following the Sale/Exchange Closing, Contributor shall maintain and provide to Public REIT, Public OP or any of their designees, access to the electronic data room created by Lighthouse Parent.  Public REIT and Public OP acknowledge that the information contained in the data room was prepared by Lighthouse Parent prior to the execution of this Agreement and, except to the extent set forth in this Agreement or another transaction document, Contributor makes no representation or warranty concerning the accuracy or completeness of such information or the information provided by employees of Lighthouse Parent pursuant to this Section 7.01(e).
Section 7.02    Additional Deliveries of Contributor. At or promptly following the applicable Settlement, Contributor shall use commercially reasonable efforts to deliver the following to the applicable Transferee or the Title Company, as the case may be (it being expressly agreed that (i) such delivery obligation with respect to Sections 7.02(e) through (i) shall be deemed satisfied so long as such deliverables are at the sites of the applicable Lighthouse Conveyance Properties, and (ii) no alleged breach of this Section 7.02 shall serve as a basis to permit the Public Parties to fail to complete the applicable Settlement):
(h)    A notice letter or letters to all residents of the Lighthouse Conveyance Properties in a form reasonably acceptable to the Public Parties, notifying each tenant of the transfer of the applicable Lighthouse Conveyance Property or Virginia Property Owner and instructing such tenants with respect to the manner in which rent shall be pad going forward (each a “Notice Letter”), duly executed by Contributor;

(i)    An authorization transferring the Lighthouse Conveyance Properties telephone numbers to the applicable Transferee (the “Telephone Transfer”), in form and substance satisfactory to the Public Parties, duly executed by Contributor;
(j)    Such resolutions, authorizations, bylaws or other corporate and/or partnership documents relating to Contributor as shall be required by the Title Company;
(k)    Provided that the consent of the Arbor Park Lender has been obtained in connection with the Arbor Park Mortgage Loan and if applicable pursuant to Section 5.03, the Seminary Tower Mortgage Loan, such documents as are required by the Arbor Park Lender and if applicable pursuant to Section 5.03, the Seminary Tower Lender consent to the acquisition by DownREIT Partnership or its designated subsidiary of the interests of Contributor in and to the Limited Liability Company Interests in the Arbor Park Property Owner and Seminary Tower Property Owner, respectively;
(l)    Current information on the Lighthouse Conveyance Properties as of the applicable Settlement, provided in computer diskette format and in hard copy, including but not limited to a rent roll as of a reasonably recent date (the “Settlement Date Rent Roll”) and a current reconciliation statement showing apartment number, tenant, original lease beginning date, current lease ending date, market rent, monthly lease rent, the rent paid for the current month, and the date paid, any delinquent rent owed and for what period owed, and the status of collection proceedings associated therewith, lease termination notices received for current leases, a detailed list of scheduled move-ins and pertinent information, information of current applicants, and all outstanding work orders, all certified to be complete and correct by the Contributor;
(m)    Originals of all Leases and, to the extent in Contributor’s possession or reasonable control, building permits, certificates of occupancy, plans and specifications for the improvements, including without limitation all files relating to the Leases;
(n)    The Personal Property with respect to each Lighthouse Conveyance Property;
(o)    A schedule of all tenant fees and deposits with respect to each Lighthouse Conveyance Property, provided in computer diskette format and in hard copy, including without limitation those for security, pet, cleaning, redecorating and furniture, showing apartment number, tenant name, tenant deposit and accrued interest, if any, on the tenant deposit required by applicable law or the Lease, certified to be complete and correct by the Contributor; and
(p)    All keys, security codes, or other access devices to all locks located in or about any portion of the Lighthouse Conveyance Properties.
If Contributor does not deliver any of the items listed in clauses (a), (b) or (c) above promptly following the Public Parties’ written request therefor, then effective upon the applicable Settlement, Contributor hereby grants to Public REIT a power of attorney to execute on behalf of Contributor and each Property Owner as applicable each of the documents listed in such items, in customary and commercially reasonable form, which power of attorney is coupled with an interest and is irrevocable.
Section 7.03    Post-Closing Covenants of Contributor.
(h)    Contributor agrees to cooperate with the Public Parties and DownREIT Partnership after the applicable Settlement, and to assist the Public Parties and DownREIT Partnership after the applicable Settlement in order for there to be an orderly transition of ownership and management of the Lighthouse Acquisition Properties. Contributor further covenants and agrees to sign, execute and deliver or cause to be signed, executed and delivered and to do or make, or to cause to be done or made, upon the written request of any of the Public Parties or DownREIT Partnership, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirming or otherwise, as may be reasonably required by any of the Public Parties or DownREIT Partnership for the purpose of or in connection with the transaction contemplated hereby. Notwithstanding the foregoing, Contributor shall not be required to incur any out of pocket costs in connection with the foregoing unless reimbursed therefor.
(i)    Until the applicable Settlement and for a period of one year following the date of the applicable Settlement, each of Contributor (with respect to the period commencing on the Effective Date and ending at Settlement) and Lone Star Parent (with respect the period commencing at Settlement and ending on the one-year anniversary of Settlement) agrees to cooperate with Public REIT’s independent auditors in relation to any audit required under Rule 3-14 of Regulation S-X with respect to the acquisition of the Lighthouse Conveyance Properties. Contributor or Lone Star Parent, as applicable, shall provide Public REIT and its representatives information sufficient for the Public Parties and DownREIT Partnership to prepare statements of revenue and certain expenses with respect to the Lighthouse Conveyance Properties in accordance with Rule 3-14 of Regulation S-X (the “3-14 Financial Statements”), including, without limitation, by (i) providing the most current financial statements relating to the financial operation of the Lighthouse Conveyance Properties for the current fiscal year and the most recently completed fiscal year prior to the applicable Settlement, and upon request, support for certain operating revenues and expenses specific to the Lighthouse Conveyance Properties, and (ii) making representations to Public REIT’s independent auditors sufficient to enable Public REIT’s independent auditors to perform any required audit of the 3-14 Financial Statements and deliver one or more audit opinions with respect to the 3-14 Financial Statements.  Each of Contributor and Lone Star Parent understands that the 3-14 Financial Statements may be included in filings required to be made by Public REIT and Public OP with the SEC. Completion of any audit of the 3-14 Financial Statements will not be required before the applicable Settlement and will not affect the date of the applicable Settlement. Notwithstanding the foregoing, neither Contributor nor Lone Star Parent shall be obligated to incur any third party cost or expense in connection with the examination of accounting records relating to the Lighthouse Conveyance Properties or such audit, and Public REIT shall be solely responsible for such costs and expenses.

Section 7.04    Additional Deliveries of Public OP. At the applicable Settlement, the Public Parties shall use reasonable best efforts to deliver or cause DownREIT Partnership to deliver the following to Contributor:
(e)    Provided that the consent of the Arbor Park Lender has been obtained in connection with the Arbor Park Mortgage Loan and if applicable pursuant to Section 5.03, the Seminary Tower Mortgage Loan, such documents as are required by the Arbor Park Lender and if applicable the Seminary Tower Lender to consent to the acquisition by DownREIT Partnership or its designated subsidiary of the interests of Contributor in and to the Limited Liability Company Interests in the Arbor Park Property Owner and Seminary Tower Property Owner, respectively; and
(f)    All such other documents that are normally transferred at the applicable Settlement in the jurisdictions in which the Lighthouse Conveyance Properties are located or are reasonably requested by the Contributor or its counsel.
Section 7.05    Series F Subscription Rights. Public REIT agrees to issue upon the Redemption in exchange for $0.0001 per share of Series F Preferred to be issued hereunder to be paid by the Contributor, up to such number of shares of Series F Preferred as equals the number of Lighthouse DownREIT Partnership Units, in accordance with the terms of the Subscription Agreement.
ARTICLE VIII

RISK OF LOSS; CONDEMNATION; TERMINATION
Section 8.01    Risk of Loss; Condemnation and Casualty. In the event of loss or damage to or any condemnation of any Lighthouse Acquisition Property, or any portion thereof, this Agreement shall remain in full force and effect provided that Contributor shall assign to the applicable Transferee at the applicable Settlement all of Contributor’s right, title and interest in and to any claims and proceeds Contributor may have with respect to any casualty insurance which have not been applied to the restoration or repair of such Lighthouse Acquisition Property, and the applicable Transferee shall receive a credit against the cash portion of the Lighthouse Acquisition Consideration described in Section 1.02(a)(iii) at the applicable Settlement in the amount of any deductible under such insurance policies relating to the Lighthouse Acquisition Property in question in connection with such condemnation. In the event that such loss, damage or condemnation (or threat thereof) shall occur, Contributor shall give the Public Parties written notice pursuant to this Agreement of such loss, damage, condemnation or threat along with its estimate of the amount of the loss or damage, within five (5) calendar days of such event occurring. Upon the applicable Settlement, full risk of loss with respect to each Lighthouse Acquisition Property shall pass to the applicable Transferee. The provisions of this Section 8.01 regarding the parties’ rights in the event of damage or condemnation with respect to any Project shall supersede and replace any statutory or other law to the contrary.
Section 8.02    Termination.

(j)    This Agreement shall automatically terminate upon the termination of the Merger Agreement in accordance with Section 10.01 thereof.
(k)    This Agreement may be terminated by Public REIT or Public OP if the Contribution Settlement and the Sale/Exchange Settlement shall not have occurred on or before December 31, 2015 (the “Outside Date”), provided that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to Public REIT if Public REIT’s or Public OP’s failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the failure to consummate the Contribution Settlement and the Sale/Exchange Settlement on or prior to the Outside Date.
Section 8.03    Effect of Termination. In the event that this Agreement terminates pursuant to Section 8.02, this Agreement shall forthwith become void and the Parties shall have no further liability to each other under this Agreement except for the indemnification and expense reimbursement obligations set forth herein (except to the extent such obligations are applicable only at or after the applicable Settlement) and those obligations hereunder that expressly survive termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that the Public Party Termination Fee or Public Party Expenses becomes payable pursuant to the Merger Agreement, then such payment shall be the receiving party’s sole and exclusive remedy as liquidated damages, and not as a penalty, for any and all losses or damages of any nature against the other party, its subsidiaries and each of their respective representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the transactions contemplated herein to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise. Nothing contained in this Section 8.03 shall limit the rights of the Public Parties under the Merger Agreement to receive the Pro Rata Termination Fee and Public Party Expenses provided for therein.
ARTICLE IX

INDEMNITIES
Section 9.01    Contributor Indemnities. Contributor agrees that it will indemnify, defend, protect and hold Public OP and Public REIT harmless from and against all actions, claims, penalties, damages and expenses, including without limitation reasonable attorneys’ fees, based upon or arising out of any untrue statement or alleged untrue statement of a material fact contained in the Proxy Statement or the Other Filings (including the Confidential Offering Memorandum), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that any loss, liability, claim, damage or expense arises out of any untrue statement or omission or alleged untrue statement or omission made in the Proxy Statement or the Other Filings (including the Confidential Offering Memorandum) in reliance upon and in conformity with written information furnished to Contributor or the Lighthouse Parties by Public OP or Public REIT expressly for use therein.
Section 9.02    Public Parties Indemnities. Public OP and Public REIT hereby jointly and severally agree that that they will indemnify, defend, protect and hold Contributor harmless from and against all actions, claims, penalties, damages and expenses, including without limitation reasonable attorneys’ fees, based upon or arising out of any untrue statement or alleged untrue statement of a material fact contained in the Proxy Statement or the Other Filings (including the Confidential Offering Memorandum), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent that any loss, liability, claim, damage or expense arises out of any untrue statement or omission or alleged untrue statement or omission made in the Proxy Statement or the Other Filings (including the Confidential Offering Memorandum) in reliance upon and in conformity with written information furnished to Contributor or the Lighthouse Parties by Public OP or Public REIT expressly for use therein.
Section 9.03    Lone Star Parent Indemnities. Lone Star Parent agrees that it will indemnify, defend, protect and hold Public OP, Public REIT and their respective subsidiaries and affiliates and each of their respective directors, officers, employees, agents and representatives (each, a “UDR Indemnified Party”), harmless from and against all actions, claims, penalties, damages, costs and expenses, including without limitation reasonable attorneys’ fees and expenses, based upon or arising out of any claim, suit or action threatened or filed by any equityholder of Lighthouse Parent or Contributor in connection with the Mergers, the Lighthouse Contribution or the Redemption (including, without limitation, in connection with any deposition, discovery request or subpoena), regardless of whether such UDR Indemnified Party is a party to such claim, suit or proceeding; provided that no UDR Indemnified Party shall be entitled to indemnification pursuant to this Section 9.03 in the event that such claim, suit or action arose out of or in connection with Public OP’s or Public REIT’s (i) failure to provide correct or complete disclosures to the Lighthouse Parties or the Buyer Parties specifically for inclusion or incorporation by reference in the Proxy Statement or the Confidential Information Memorandum in connection with preparation of the Proxy Statement or the Confidential Information Memorandum, (ii) fraud, (iii) intentional misconduct or (iv) breach of this Agreement or the Merger Agreement. Lone Star Parent shall have the right to assume the defense of any matter for which it is required to provide indemnification under this Section 9.03 with counsel selected by the Lone Star Parent and reasonably satisfactory to Public REIT, except in the case such UDR Indemnified Party has been advised by its counsel that representation of such UDR Indemnified Party and of Lone Star Parent (or any affiliate thereof) by the same counsel would be inappropriate under applicable standards of professional conduct due to an actual conflict of interests between them. Each UDR Indemnified Party may employ separate counsel in any action as to which indemnification may be sought under this Section 9.03 and may participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such UDR Indemnified Party unless Lone Star Parent has failed to assume the defense thereof without reservation and employ counsel within a reasonable period of time after being given notice of the claim, suit or action for which indemnification is sought, or such UDR Indemnified Party has been advised by its counsel that representation of such UDR Indemnified Party and of Lone Star Parent (or any affiliate thereof) by the same counsel would be inappropriate under applicable standards of professional conduct due to an actual conflict of interests between them. No settlement of any claim, suit or action in which a UDR Indemnified Party has been named as a party shall be entered into on behalf of UDR Indemnified Party without the prior written consent of Public REIT, unless the settlement includes a release and dismissal with prejudice of all claims against the UDR Indemnified Parties and involves no obligations on the part of any of the UDR Indemnified Parties.

If settled, or if there is a final judgment against any of the UDR Indemnified Parties, Lone Star Parent shall indemnify and hold harmless the UDR Indemnified Parties from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment. The indemnification obligations set forth in this Section 9.03 shall survive each applicable Settlement and any termination of this Agreement.
Section 9.04    Brokerage Commission. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose commission shall be paid by Contributor, and Goldman Sachs & Company, whose commission shall be paid by Lone Star Parent, none of the parties has had any contact or dealings regarding the Lighthouse Acquisition Properties, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection with the transaction contemplated herein. In the event that any broker or finder makes a claim for a commission or finder’s fee based upon any contact, dealings or communication, the Party whose conduct is the basis for the broker or finder making its claim shall indemnify, defend and hold harmless the other Party against and from any commission, fee, liability, damage, cost and expense, including without limitation attorneys’ fees, arising out of or resulting from any such claim. The provisions of this Section 9.04 shall survive each applicable Settlement and the delivery of the Deeds, or in the event that the Contribution Settlement and Sale/Exchange Settlement do not occur, the termination of this Agreement.
ARTICLE X

EMPLOYEES
Section 10.01    Property Employees. On or prior to the applicable Settlement, Public Parent or any affiliate thereof designated by it (the “Property Employer”) shall offer employment to each person providing services exclusively to one or more of the Lighthouse Acquisition Properties (each, a “Property Employee”) subject to and in accordance with Public Parent’s customary employment practices, including without limitation a national background check and drug test, which offers of employment, subject to the foregoing, shall be effective, and contingent, upon the applicable Settlement. Each Property Employee who accepts such an offer of employment is referred to herein as a “Transferred Employee.” The Property Employer shall provide each Transferred Employee with full credit for purposes of eligibility to participate and vesting under the employee benefit plans or arrangements maintained by the Property Employer in which such Transferred Employees participate following the applicable Settlement for such Transferred Employees’ service with the Lighthouse Parties to the same extent recognized by comparable plans of the Lighthouse Parties immediately prior to the applicable Settlement, provided that no such credit will result in a duplication of benefits or require any retroactive contributions. Notwithstanding the foregoing, with respect to any welfare benefit plans maintained by the Property Employer for the benefit of Transferred Employees on and after the applicable Settlement, the Property Employer shall use reasonable best efforts to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived under comparable plans of the Lighthouse Parties immediately prior to the applicable Settlement and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Transferred Employees in the year of the applicable Settlement with respect to similar plans maintained by the Lighthouse Parties;

provided that, for the avoidance of doubt, in no event shall the Property Employer be obligated to purchase new insurance policies in order to comply with this Section 10.01. The Property Employer shall not assume or be responsible for any obligations of Contributor with respect to the Property Employees, including without limitation any obligations for any claims for salary, severance pay, vacation, or any pension, profit sharing, option, deferred compensation or other incentive pay, or any other type of employee benefit plan or multi-employer plan, as defined in Section 3(3) and 3(37) of the Employee Retirement Income Security Act (“ERISA”), the Multi-Employer Pension Plan Amendments Act of 1980 and the Code. Notwithstanding the foregoing, in no event shall the Property Employer or any of its affiliated corporations have any rights with respect to assets of any employee pension or welfare benefit plan (as defined in Section 3(2) and 3(1) of ERISA, respectively) which is maintained by Contributor, or any of its affiliated entities, including without limitation the right to receive any assets of any such plan upon termination of the plan if the plan’s assets exceed its liabilities. Contributor agrees to make adequate disclosure and give any notice required by law to Property Employees on or before the applicable Settlement with respect to the transactions contemplated hereby and the effects on benefits and severance of all Property Employees and to pay on behalf of itself (or cause its agents to pay) any and all vacation, severance pay and other claims of any Property Employees for periods of service prior to the applicable Settlement. Nothing in this Agreement shall limit the Property Employer from taking any action at any time after the applicable Settlement with respect to its employees or the terms and conditions of employment. Nothing in this Agreement is intended to give any Property Employee any right to continued employment after the applicable Settlement. Property Employees will not be third party beneficiaries of this Agreement.
Except as set forth above, the rights of any Property Employees with respect to employee benefits on or after the applicable Settlement shall be governed by the terms of the employee plans or programs (if any) maintained by the Property Employer, and such employees will have no rights or claims against the Property Employer or any of its employee benefit plans or programs except as they may be entitled to benefits accrued thereunder as a result of their employment by the Property Employer on or after the applicable Settlement. Property Employees not hired by the Property Employer will have no rights in or claims against the Property Employer or any of its employee benefit plans or programs with respect to employee benefits.
ARTICLE XI

MISCELLANEOUS
Section 11.01    Non-Survival of Representations and Warranties. The representations and warranties in this Agreement, including any rights arising out of any breach of such representations and warranties, shall terminate at the applicable Settlement.
Section 11.02    Specific Performance.
(a)    The Parties hereto agree that irreparable damage would occur in the event that the Parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 8.03, and subject to Section 11.06, the Parties hereto acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Courts of the State of Maryland (the “Maryland Courts”), this being in addition to any other remedy to which such party is entitled at law or in equity; provided that no Party shall be compelled to specifically perform it obligations hereunder unless the conditions to such Party’s performance set forth in Article 5 hereof shall have been satisfied.
(b)    Each of the Parties hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 11.03    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon confirmation of receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers:

if to Contributor:	c/o Home Properties, Inc. 850 Clinton Square Rochester, New York 14604 Attention: Edward J. Pettinella Facsimile: (585) 546-5433 E-mail: edwardpe@homeproperties.com
with a copy to:	Home Properties, Inc. 850 Clinton Square Rochester, New York 14604 Attention: Ann McCormick Facsimile: (585) 546-5433 E-mail: ann@homeproperties.com anda copy to:
Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, DC 20004
Attention: J. Warren Gorrell, Jr.
      David W. Bonser
Facsimile: (202) 637-5910
E-mail: warren.gorrell@hoganlovells.com
      david.bonser@hoganlovells.com

if to Public REIT or Public OP:	c/o UDR, Inc. 1745 Shea Center Drive Suite 200 Highlands Ranch, CO 80129 Attn: Warren L. Troupe, Senior Executive Vice President Fax No.: (720) 283-2451 Email: wtroupe@udr.com

with a copy to:	UDR, Inc. 1745 Shea Center Drive Suite 200 Highlands Ranch, CO 80129 Attn: David G. Thatcher, Vice President and General Counsel Fax No.: (720) 283-2451 Email: dthatcher@udr.com
and a copy to:	Morrison & Foerster LLP 707 Wilshire Boulevard Los Angeles, California 90017 Attn: Thomas R. Fileti, Esq. Fax No.: (213) 892-5454 Email: tfileti@mofo.com
if to Lone Star Parent:	Lone Star Americas Acquisitions, LLC 888 Seventh Ave., 11th Floor New York, New York 10019 Attention: Hugh Ward Facsimile: (917) 286-9301 E-mail: hward@lonestarfunds.com with a copy to:
Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue
Suite 1100
Dallas, Texas 75201-6912
Attention: Jeffrey A. Chapman
      R. Jay Tabor
Facsimile: (214) 571-2920
E-mail: jchapman@gibsondunn.com
      jtabor@gibsondunn.com

Any Party may change its address by notice given to the other Parties pursuant to this Section 11.01.
Section 11.04    Assignment. Subject to Section 1.03, no Party may assign this Agreement or its rights or obligations under this Agreement prior to the applicable Settlement without the prior written consent of the other Parties, and any such prohibited assignment shall be void; provided however, that (i) the Public Parties may assign this Agreement and the Related Agreements or its rights or obligations under this Agreement and the Related Agreements to any affiliate, or may designate one or more affiliates to take title to any of the Lighthouse Conveyance Properties (or, where applicable, the related Limited Liability Company Interests), provided that DownREIT Partnership, directly or indirectly, shall acquire the Lighthouse Contribution Properties and the UDR Contribution Properties as contemplated herein, and (ii) Lone Star Parent may assign this Agreement to any direct or indirect wholly owned subsidiary in each case without such consent, provided, in either case, and such assignment shall not relieve or discharge the assigning party of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the Parties.

Section 11.05    Amendment. This Agreement may be amended by the Parties at any time by execution and delivery of an instrument in writing signed on behalf of all of the Parties.
Section 11.06    Governing Law.
(a)    This Agreement and the transactions contemplated hereby and all disputes, claims or controversies (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Maryland.
(b)    Each of the Parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Maryland Courts for any litigation (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereto agrees, (i) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (ii) that service of process may also be made on such party by prepaid certified mail to the address for notice set forth in Section 11.03 with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clause (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.
Section 11.07    Entire Agreement. This Agreement and the exhibits and schedules to this Agreement (collectively the “Related Agreements”) and the Merger Agreement, constitute the entire agreement among the Parties and supersedes all prior agreements and understandings among the Parties relating to the Lighthouse Contribution.
Section 11.08    Legal Fees. If any Party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the Parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting Party or the Party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other Parties on account of such default and/or in enforcing or establishing its rights hereunder, including court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by the Parties in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. The provisions of this Section 11.08 shall survive the each applicable Settlement, or in the event that the Contribution Settlement and the Sale/Exchange Settlement do not occur, the termination of this Agreement.
Section 11.09    Time is of the Essence. Time is of the essence with respect to every provision of this Agreement.
Section 11.10    Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.
Section 11.11    Incorporation by Reference. All terms defined in this Agreement and all of the exhibits attached hereto are by this reference incorporated in this Agreement and made a part of this Agreement.
Section 11.12    Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal federal holiday, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified in this Agreement, all references in this Agreement to a “day” or “days” shall refer to calendar days and not business days. A “business day” shall mean (a) any day other than a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions in the State of Maryland are authorized or required by law to close.
Section 11.13    Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures on behalf of all Parties appear on each counterpart of this Agreement. All counterparts of this Agreement shall collectively constitute a single agreement. Signatures to this Agreement may be transmitted by facsimile, and such signatures shall be deemed to be originals. This Agreement may also be executed and delivered by the delivery of a .pdf file through email communication that includes an executed copy of this Agreement or the signature page hereto; such transmission will be deemed a valid signature. At the request of any Party hereto, all Parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof. The execution of this Agreement by Public OP or Public REIT via the attachment to the signature block for Public OP or Public REIT of the digitalized signature of a duly authorized signatory for Public OP or Public REIT evidences the execution of this instrument by Public OP or Public REIT, respectively.
Section 11.14    Jury Trial Waiver. The Parties hereby agree to waive any right to trial by jury with respect to any action or proceeding brought by any Party or any other party, relating to (a) this Agreement and/or any understandings or prior dealings between the parties hereto, or (b) the Lighthouse Acquisition Properties or any part thereof. The Parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.
Section 11.15    Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, references to Articles, Sections, Exhibits and Schedules refer to the Articles, Sections, Exhibits and Schedules of this Agreement.
Section 11.16    Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Section 11.17    Descriptive Headings. Titles and headings to Articles and Sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 11.18    Schedules and Exhibits; Construction of Certain Provisions. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in their entirety in this Agreement.
Section 11.19    Third Party Beneficiary. Contributor and Lone Star Parent covenant and agrees that Public REIT shall be a third party beneficiary of this Agreement and entitled to enforce this Agreement, including but not limited to (i) Contributor’s indemnification obligations under Sections 9.01 and 10.02, against Contributor and (ii) Lone Star Parent’s indemnification obligations under Section 9.02 against Lone Star Parent. This Agreement is solely for the benefit of Contributor, Lone Star Parent, the Public Parties and DownREIT Partnership, and nothing contained herein shall confer upon anyone other than Contributor, Lone Star Parent, the Public Parties and DownREIT Partnership any right to enforce the performance or observance of any of the obligations contained herein.
Section 11.20    Tax Treatment. The Parties intend that, for U.S. federal (and corresponding state and local) income tax purposes: (i) all indebtedness to be assumed by DownREIT Partnership or any of its affiliates pursuant to the transactions contemplated by this Agreement be treated as “qualified liabilities” within the meaning of Treasury Regulation Section 1.707-5(a)(5); (ii) any cash received by the Contributor in connection with the Lighthouse Contribution be treated as a reimbursement of preformation capital expenditures incurred by the Contributor pursuant to Treasury Regulation Section 1.707-4(d); and (iii) therefore, the Lighthouse Contribution be treated as a nontaxable contribution by the Contributor of the Lighthouse Contribution Properties to DownREIT Partnership under Section 721(a) of the Code, with no gain required to be recognized by the Contributor or any partner in the Contributor as a result thereof. The Parties further intend that any liabilities of the DownREIT Partnership be allocated to its partners (including the Contributor and any Redeeming Partnership Unitholder) in a manner consistent with the guarantees contemplated by the Tax Protection Agreement and that the Redemption be treated as described in Section 2.02(c) of the Merger Agreement. Except as otherwise provided in the Tax Protection Agreement, no Party shall take any position on any tax return that is inconsistent with the foregoing treatment except as required by law.
Section 11.21    Declaration. The Public Parties are hereby advised that:

(a)    the Eleven55 Ripley Project is subject to (i) Moderately Priced Dwelling Units Declaration of Covenants for Rental Subdivisions dated June 5, 2013and recorded among the land records of Montgomery County, Maryland on June 25, 2013 in Liber 47093, folio 409 , and the Public Parties hereby acknowledge receipt of the Declaration, and (ii) the requirements of Chapter 25A of the Montgomery County Code, 2004;
(b)    the 1200 East West Project is subject to (i) Moderately Priced Dwelling Units Declaration of Covenants for Rental Subdivisions dated October 21, 2009and recorded among the land records of Montgomery County, Maryland on October 21, 2009 in Liber 38224, folio 260, and the Public Parties hereby acknowledge receipt of the Declaration, and (ii) the requirements of Chapter 25A of the Montgomery County Code, 2004;
(c)    the Courts at Huntington Project is subject to (i) Declaration of Affordable Dwelling Unit Covenants dated November 17, 2009 and recorded in the land records of Fairfax County, Virginia on February 3, 2010 in Book 20905, page 857, and First Rider to Declaration of Affordable Dwelling Unit Covenants dated December 14, 2010 and recorded in said land records on February 8, 2011 in Book 21535, page 370 and  Second Rider to Declaration of Affordable Dwelling Unit Covenants dated October 4, 2011  and recorded in said land records on October 19, 2011 in Book 21905, page 2182, and the Public Parties hereby acknowledge receipt of the Declaration, and (iv) Part 8, Article 2  of the Fairfax County Zoning Ordinance (and the foregoing Declaration), which requires that a certain number of units in this property be affordable dwelling units for rental to qualified tenants on the terms and conditions set forth in said Ordinance and the Declaration; and
(d)    the Courts at Dulles Project is subject to (i) Declaration of Affordable Dwelling Unit Covenants dated December 10, 1999 and recorded in the land records of Fairfax County, Virginia on December 13, 1999 in Book 11179, page 503, as amended by Declaration of Affordable Dwelling Unit Covenants dated December 17, 1999 and recorded in the land records of Fairfax County, Virginia on December 29, 1999 in Book 11186, page 1646, as amended by Declaration of Affordable Dwelling Unit Covenants dated April 25, 2000 and recorded in the land records of Fairfax County, Virginia on October 10, 2000 in Book 11555, page 6999  and First Rider to Declaration of Affordable Dwelling Unit Covenants dated October 17, 2000 and recorded in said land records on January 11, 2001  in Book 11679, page 1740, and the Public Parties hereby acknowledge receipt of the Declaration, and (v) Part 8, Article 2  of the Fairfax County Zoning Ordinance (and the foregoing Declaration), which requires that a certain number of units in this property be affordable dwelling units for rental to qualified tenants on the terms and conditions set forth in said Ordinance and the Declaration.
[Signatures appear on next page.]

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties hereto as of the Effective Date.

Contributor:

HOME PROPERTIES, L.P., a New York limited partnership

By: HOME PROPERTIES, INC., a Maryland corporation, its General Partner

By: /s/ Edward J. Pettinella___________
Its: President and Chief Executive Officer

Public OP:

UNITED DOMINION REALTY, L.P., a Delaware limited partnership

By: UDR, INC., a Maryland corporation, its General Partner

By: /s/ Warren L. Troupe___________
Its: Senior Executive Vice President__

UDR, INC., a Maryland corporation

By: /s/ Warren L. Troupe_____________
Its: Senior Executive Vice President_____

Lone Star Parent:

LSREF4 Lighthouse Acquisitions, LLC, a Delaware limited liability company

By: /s/ Marc L. Lipshy_________________
Its: Vice President_____________________

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